As filed with the Securities and Exchange Commission on July 23, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GATEWAY PACIFIC BANCORP

(Exact name of registrant as specified in its charter)

California	6022	20-2466074
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3035 E. 8th Street, National City, California 91950

(619) 791-9403

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Garry D. Barnes, President & CEO

3035 E. 8th Street, National City, California 91950

(619) 791-9403

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Kurt L. Kicklighter, Esq.

Chad R. Ensz, Esq.

Phenix Q. Kiamilev, Esq.

Luce, Forward, Hamilton & Scripps, LLP

600 West Broadway, Suite 2600

San Diego, CA 92101-3372

(619) 699-2526 / Fax: (858) 350-3581

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	1,937,500(1)	$10.00	$19,375,000	$761.44

(1)	Represents the maximum number of shares of the Registrant’s common stock that may be issued in connection with this offering.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

GATEWAY PACIFIC BANCORP

3035 East 8th Street

National City, CA 91950

619-791-9403

1,500,000 to 1,937,500 Shares ($15,000,000 to $19,375,000) of

Common Stock – No Par Value

Offering Price $10.00 per Share

We are a newly-formed holding company organized to own the shares of Gateway Pacific Bank (In Organization), a California commercial bank we are forming in National City, California. We are offering a minimum of 1,500,000 and up to 1,937,500 shares of our common stock at a price of $10.00 per share. Our organizers, directors and executive officers are making this offering on a best efforts basis without compensation. This offering is scheduled to end on [date 90 days after the effective date of the prospectus], but we may decide to terminate this offering earlier or extend it. Our common stock is not quoted on any securities exchange or the NASDAQ Stock Market.

Investing in our common stock involves risks.

See “Risk Factors” beginning on page 4.

TERMS OF THE OFFERING

Price: $10.00 per Share

	Per Share		Minimum	Maximum
Public Offering Price	$10.00	(1)	$15,000,000	$19,375,000
Underwriting Discounts and Commissions (2)	$0.00		$0	$0
Proceeds to Gateway Pacific Bancorp before offering expenses	$10.00		$15,000,000	$19,375,000

(1)	Because we have no operating history to help us set a fair market price, our directors have set the public offering price based on the number of shares to be issued divided by our desired capitalization.

(2)	Our organizers, directors and executive officers are offering these securities to the public. They will receive no specific compensation for making this offering, although they may be reimbursed for reasonable expenses incurred in connection with this offering, if any. This offering is not being underwritten and we have employed no brokers or salespersons in connection therewith. In addition, we have retained the services of Seapower Carpenter Capital, Inc. (“Carpenter”), a Financial Industry Regulatory Authority (FINRA) - registered broker-dealer, to provide marketing advice to our officers and organizing directors with regard to the marketing of this offering. Carpenter will be paid a fee of $125,000 for those services, plus up to another $10,000 as the estimated reimbursement of reasonable out-of-pocket expenses incurred.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE CALIFORNIA DEPARTMENT

OF FINANCIAL INSTITUTIONS, ANY STATE SECURITIES REGULATOR OR THE FEDERAL

DEPOSIT INSURANCE CORPORATION HAS APPROVED OR DISAPPROVED OF, OR

RECOMMENDED OR ENDORSED, THESE SECURITIES OR DETERMINED IF THIS

PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION

TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The effective date of this prospectus is [                ]

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. STATEMENTS THAT EVENTS OR OUTCOMES “WILL,” ARE “EXPECTED” OR ARE “PLANNED” TO OCCUR, AND SIMILAR PREDICTIVE LANGUAGE, ARE SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON A NUMBER OF ASSUMPTIONS REGARDING OUR ABILITY TO RAISE ADEQUATE CAPITAL, OBTAIN APPROPRIATE REGULATORY APPROVALS AND ESTABLISH OUR BUSINESS AS CONTEMPLATED, NONE OF WHICH MAY OCCUR. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF THESE AND OTHER FACTORS, INCLUDING THOSE SET FORTH UNDER “RISK FACTORS” ON PAGES 4 THROUGH 9 AND ELSEWHERE IN THIS PROSPECTUS. WHETHER ANY FORWARD-LOOKING STATEMENTS WILL ULTIMATELY PROVE ACCURATE IS HIGHLY SPECULATIVE.

(i)

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SOME OF THE MATERIAL CONTAINED IN THE BODY OF THIS PROSPECTUS. YOU ARE URGED TO READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE MAKING A DECISION TO PURCHASE OUR COMMON STOCK. REFERENCES IN THIS PROSPECTUS TO “GATEWAY PACIFIC BANCORP,” “THE COMPANY,” “US,” “OUR,” OR “WE” REFER TO GATEWAY PACIFIC BANCORP, A CALIFORNIA CORPORATION. “GATEWAY PACIFIC BANK,” “OUR BANK,” OR “THE BANK” REFER TO GATEWAY PACIFIC BANK (IN ORGANIZATION), A CALIFORNIA STATE-CHARTERED BANK.

Our Company and Bank

Gateway Pacific Bancorp is a California corporation recently formed for the purpose of owning all of the stock of Gateway Pacific Bank, to be located in National City, California. Our principal activity will be the ownership of all of the outstanding common stock of Gateway Pacific Bank.

Gateway Pacific Bank will be a financial resource for small and medium-sized businesses, business owners, and professionals in San Diego County (the “County”), with an emphasis on serving the businesses in National City and neighboring communities and cities, including Chula Vista, Paradise Hills, Imperial Beach, East Lake, and Bonita.

Our proposed corporate headquarters, and the proposed main office of Gateway Pacific Bank, will be located at a leased facility to be identified in National City, California.

Our Objectives

Our principal objective is to maximize value for our shareholders. In order to do so, in our early years we will focus on becoming profitable and then growing profitably. We will be opportunistic in adding the right bankers to our team and in acquiring market share where it will enhance the value of our stock. The interests of all of our stakeholders in the communities we serve will best be served by a strong local financial institution with a loyal and enthusiastic shareholder base. In addition, we will strive to develop a preferred community bank that enhances value to its customers, employees, shareholders and the community it serves.

The Keys to Our Business Success

We believe that the time is ripe for a new community bank serving our target market. Many of our potential customers are underserved. In addition, we think that a bank without troubled loans or a history of loan or internal issues will be well-positioned to provide banking services to these customers.

We expect our Bank to be successful for several reasons:

•	The Bank will be the first state-chartered bank in National City, California.

•

The Bank will take advantage of the personal connections of members of its board of directors (the “Board”) with the diverse population within its target market, segments of which, such as the Filipino and Hispanic communities, we believe are underserved by other financial institutions.

•	The Bank will also target businesses that provide products and services in the Port of San Diego (the “Port”) through Board participation in Port-related organizations.

•

The Bank’s Board and Bank staff currently are and we expect will continue to reflect the ethnic composition of the communities the Bank will serve in order to nurture supportive and long-lasting banking relationships within those communities.

•

Our Board includes tested community leaders and experienced bank board members. Two of our directors have bank director experience. One of our directors served as the Mayor and Councilman of National City. Several of our directors are local businessmen and women with success in many entrepreneurial endeavors. Two of our proposed directors had careers in collegiate and graduate Business education.

•

Our proposed executive officers are experienced bankers. The Bank’s executives are seasoned in commercial real estate, maritime, aviation, SBA, homeowners association and other lines of business where opportunities for profitable banking relationships can be built.

•

We will mount an aggressive sales program led personally by our Chief Executive Officer, in which our executives and two experienced financial services business development officers will actively seek out and obtain business in our target market in a coordinated effort.

Our Directors and Management

The efforts to organize our Company and Bank have been driven by local entrepreneurs, bankers and public servants who share a common vision of a community bank that can grow into a profitable enterprise that will be responsive to its constituents. In addition to our Board, 13 organizers who share our vision have contributed money and time to advancing our vision and we hope will support the Bank when it opens for business. Our Board and other organizers have provided more than $1,100,000 in funding to date, with no guaranty of success, towards the pre-opening expenses and capitalization of the Company and the Bank. You can find out more about our directors in the section below entitled “Management.”

Our Regulatory Status

When we complete this offering and the Bank receives regulatory approval, we expect to open for business at a location in National City, California, yet to be identified. The Bank received approval from the Commissioner (the “Commissioner”) of the California Department of Financial Institutions (“DFI”) to organize a commercial bank under the laws of the State of California on April 4, 2008, subject to certain conditions. Among other conditions, the Bank must be capitalized with at least $15,000,000 by the Company, which we expect to raise in this offering. The Bank has not yet received preliminary approval from the Federal Deposit Insurance Corporation (“FDIC”) for deposit insurance. If we receive FDIC approval, the FDIC will insure the Bank’s deposits up to the maximum legal limit. On April 22, 2008, we applied to the Federal Reserve Board (“FRB”) for authority to become a bank holding company. On June 16, 2008, the FRB approved our application to become a bank holding company. Assuming that this offering is successful and the requisite final regulatory approvals are obtained, we anticipate that the Bank will open its doors for business in January 2009.

Offering Summary

Securities Offered	1,500,000 to 1,937,500 shares of common stock, no par value.

Price Per Share of Common Stock	$10.00 per share.

How to Subscribe	Potential subscribers are requested to deliver a completed and executed application for subscription for common stock along with the full subscription price on or before [Offering Expiration Date] (unless terminated earlier or extended). After this offering closes we will determine, in our sole discretion, whether to accept or reject each subscription. We reserve the right to reject any subscription, in whole or in part. See “Terms of the Offering.”

Anticipated Use of Proceeds	The proceeds of this offering will be used primarily to provide the Bank with working capital and, to a lesser extent, to provide the Company with working capital and to pay pre-opening expenses of the Bank and the Company.

Expiration Date	This offering will expire on [Offering Expiration Date], unless extended or earlier terminated.

Shares outstanding at July 10, 2008	118,999 shares purchased by our directors and 13 organizers in a private placement to raise funds for our organization and offering expenses and pre-opening expenses and capital costs of the Bank and the Company.

Shares to be outstanding after the offering	1,618,999 in the event of the minimum offering and up to 2,056,499 in the event of the maximum offering.

Corporate Information

The Company Name	Gateway Pacific Bancorp

Bank Name	Gateway Pacific Bank (In Organization)

Proposed Business	General commercial banking

Date of Bank Organization	April 24, 2008

Anticipated Bank Opening Date	January 2009

Proposed Bank and Company Headquarters	[To be identified in National City, California]

Investor Contact	Mr. Garry D. Barnes – (619) 791-9403

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before subscribing for our common stock. Investing in these securities involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described below occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described below, and you could lose part or all of your investment.

RISKS RELATED TO THE COMMON STOCK TO BE SOLD IN THIS OFFERING

We do not expect there to be an active market for our common stock.

Although we expect to apply to have our shares trade on the OTC Bulletin Board, we do not expect an active trading market to develop for our common stock in the foreseeable future. Our common stock will not be listed on any securities exchange and we have no plans to seek any such listing, if ever. In addition, the price at which you may be able to sell your shares is very unpredictable because we do not expect there to be many trades in our stock.

Your investment in Gateway Pacific Bancorp’s common stock is not an insured deposit.

Gateway Pacific Bancorp’s common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, commonly referred to as the FDIC, any other deposit insurance fund or by any other public or private equity. Investment in Gateway Pacific Bancorp common stock is subject to the same market forces that affect the price of common stock in any company.

Our directors and executive officers will have a concentrated ownership of our common stock following this offering.

At the conclusion of this offering, we expect that our directors and executive officers will hold approximately 10% of our outstanding common stock as a result of their purchase of stock in this offering, based upon the minimum number of shares being sold in this offering. See “Security Ownership of Beneficial Owners and Management,” below.

Our stock options will dilute the potential ownership and control by investors in this offering.

The shares of the Company do not have preemptive rights. This means that you may not be entitled to buy additional shares if shares are offered to others. Nothing restricts management’s ability to offer additional shares of stock for fair value to others in the future. Your ownership interest in Gateway Pacific Bancorp will be diluted in such event. We also expect to grant stock options to purchase up to 441,947 (in the event of the minimum offering) to 472,572 (in the event of the maximum offering) shares of common stock to our organizers, directors, executive officers, employees and consultants. The actual number of stock options authorized to be granted under the plan will be equal to 30% of the shares of common stock outstanding as of the date we open for business. Option grants increase the potential number of outstanding shares relative to our outstanding equity and will therefore have a dilutive effect on the per-share value of outstanding common stock. The issuance of options will also result in additional expense to us that will make it harder for us to attain profitability. See “Management – Remuneration of Organizers, Directors and Certain Officers,” below, and “Stock Option Plan and Stock Options,” below.

Your subscription is irrevocable.

An offer to purchase shares of common stock in this offering is irrevocable. Funds delivered by a subscriber in connection with their subscription application will not be returned to a subscriber for any reason unless this offering is cancelled in its entirety or if the Company rejects a subscriber’s subscription, and in the event of rejection, only the portion of the funds that represent the portion of the subscription rejected will be returned.

We do not expect to pay any dividends to shareholders in our initial years of operation.

During our initial years of operation, we intend to follow a policy of retaining earnings, if any, to capitalize the future growth of our business, strengthen our financial condition, and develop and expand our services and facilities. Consequently, we do not expect to pay any dividends to our shareholders in our initial years of operation, if ever. See “Capital Stock – Dividends,” below.

The offering price has been set without the advice of a professional underwriter.

Because we were recently formed and Gateway Pacific Bank has not yet been organized, the public offering price could not be set by referencing historical measures of our financial performance. The public offering price bears no relationship to our assets, book value, net worth or any recognized criteria value. To help us set a fair market price, our directors have set the initial offering price of $10.00 per share. We have not received the advice of any independent investment-banking firm in setting this price and we cannot guarantee that this price reflects a proper initial valuation of our common stock.

This offering is being conducted without the advice of a professional underwriter.

The common stock being sold in this offering is being sold directly by our organizers, directors and executive officers, none of whom will receive any commissions or other remuneration for such sales. This offering is not underwritten or being sold through the Financial Industry Regulatory Authority or any licensed broker-dealer. Thus, there has been no independent review conducted of the terms of this offering or of any other matters covered in this prospectus. See “Terms of the Offering,” below.

The payment of organizational and pre-opening expenses will reduce our capital.

Immediately after we commence business, we intend to use a portion of the funds raised in this offering to pay for the expenses of this offering and for organizational and other pre-opening expenses. If the Bank opens for business in January 2009, we estimate that net organizational and pre-opening expenses for the Company and the Bank to be paid from the proceeds of this offering will be approximately $1,984,799. We cannot capitalize our pre-opening expenses, including those incurred prior to this offering and financed by the organizers of the Bank. Consequently, the payment of pre-opening expenses will reduce the book value of each share purchased from $10.00 to approximately $8.77 in the case of a minimum offering of $15,000,000 and to approximately $9.03 in the case of a maximum offering of $19,375,000. There can be no assurance that the Bank will open in January 2009 or that actual organizational or pre-opening expenses will not exceed our estimates. See “Use of Proceeds,” below.

Gateway Pacific Bancorp’s Board may have interests that may be different from yours.

Your interest as an investor in Gateway Pacific Bancorp may be different from the Board’s because the Board may want to continue to control the Company, even if it means foregoing an attractive offer you might prefer. Yet, the Board will exercise significant control over the selection of future Board members and company policies.

It may be difficult for us to raise additional capital if we need to do so.

While we currently have no plans to issue additional equity securities, we may need to do so in the future if additional capital is required. To raise additional capital, we may have to issue securities that will dilute the investors’ share ownership in this offering. It may not be possible for us to raise capital in any case.

RISKS RELATED TO THE CONDUCT OF OUR BUSINESS

Loss of any of our senior executive officers could impair our business or our growth.

We will be materially dependent on the performance of our President and Chief Executive Officer, Garry D. Barnes; our Chief Credit Officer, Chris J. Renko; and our Chief Financial Officer, Kirk S. Colburn. The loss of services of any of these executives, or their failure to adequately perform their management functions, would make it difficult for us to grow our business, obtain and retain customers, and set up and maintain appropriate internal controls for our operations.

Termination without cause of certain officers would have material adverse financial effects on us.

In the event that the employment of Garry D. Barnes is terminated without cause, under the terms of his employment agreement, we would have to provide continued salary to him. In the event that the employment of Kirk S. Colburn is terminated without cause related to a transaction resulting in a change of control of the Company, we would have to provide continued salary to him. Any such event would impose significant expense on the Bank that would be fully recognized at the date of termination of employment. The expense could materially delay our becoming profitable, and the expense of the payments related to a sale of the Bank could adversely affect any potential sale of the Bank and the price our shareholders could receive in such a sale. See “Management – Compensation Pursuant to Employment Agreements,” below.

We have no prior operating history and expect to incur losses for some period of time.

While some of our directors and all of our senior management team have prior banking experience, we are newly organized and have no prior operating history. Gateway Pacific Bancorp, the issuer of your shares, is a new business whose success will depend on Gateway Pacific Bank’s operations. Gateway Pacific Bank is also a new business that will be successful only if the income earned on loans and investment securities and from fees is greater than the interest paid on deposits and other sources of funds and general operating expenses. Accordingly, our business is subject to the risks inherent in the establishment of any new business enterprise in addition to the special risks of starting a new bank. We expect to suffer losses for some period of time. Historically, new banks have lost money during at least the first two or three years of operation, and with respect to recent new banks in the State of California many have experienced losses for even longer.

Competition with other banks and other financial institutions could adversely affect our business.

We will face vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions located in the San Diego County communities of National City, Chula Vista, Paradise Hills, Coronado, downtown San Diego, La Jolla, Lemon Grove, La Mesa and El Cajon. A number of these financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services than we offer. These competitors aggressively solicit customers within their market area by advertising through direct mail, electronic media and other means. This competition may reduce or limit our profit margins on banking services, may keep us from building or maintaining market share, and may adversely affect our results of operations and financial condition. This competition has the effect of making it difficult for us to obtain deposits or loans because of interest rate and payment terms we may not be able to match. See “Our Business – Competition,” below.

We may fail to attract qualified employees.

Success in a commercial banking business is particularly dependent on employing experienced and service-oriented personnel at all levels. We intend to hire, and are already making efforts to hire, experienced lending and operations officers, but we may not be able to staff Gateway Pacific Bank with appropriate personnel when the Bank opens for business. Qualified employees will command competitive salaries.

If the Bank’s allowance for loan losses is insufficient, the Bank may not be able to generate earnings.

The Bank will create an allowance for loan losses on its balance sheet at an amount that it believes will be sufficient to provide adequate protection against losses in its loan portfolio. The Bank will make a number of assumptions and evaluations of its loan portfolio and specific loans in determining the adequacy of its allowance for loan losses. If the Bank’s assumptions or evaluations prove incorrect it could suffer loan losses in excess of the allowance, which would immediately reduce any earnings it might otherwise have.

If the Bank fails to open when anticipated, it will incur additional costs.

There is a risk that Gateway Pacific Bank will not open as soon as expected or will not open at all. We cannot open until we receive the required regulatory approvals and sell the minimum number of shares. If our opening is delayed beyond January 2009, we will incur unplanned expenses, which will make it more difficult for us to become profitable and will reduce the value of our stock. This will make it harder for you to recover your investment. If we do not receive approval to open the Bank, either due to regulatory problems or a failure to sell sufficient shares of common stock, your entire investment will be returned to you, together with any interest earned on your subscription funds. You will have lost the possible value of another venture that might have earned you a profit.

Local economic conditions may affect our ability to become profitable.

We expect much of our business to be in National City and the neighboring communities and cities, including Chula Vista, Paradise Hills, Imperial Beach, East Lake, and Bonita. If business conditions deteriorate in these areas, our business, particularly our lending business, will suffer and our loans may not be fully repaid. See “Our Business – San Diego County; –National City; and –San Diego South County Region,” below.

Poor economic conditions in Southern California may cause us to suffer higher default rates on our loans and decreased value of the assets we hold as collateral.

A substantial majority of our assets and deposits will be generated in Southern California. As a result, poor economic conditions in Southern California may cause us to incur losses associated with higher default rates and decreased collateral values in our loan portfolio. In the early 1990s, the entire state of California experienced an economic recession that resulted in increases in the levels of delinquencies and losses for many of the State’s financial institutions. A future decline in the Southern California economy would adversely affect our business.

Declines in Southern California real estate values could adversely affect us.

We expect that many of the Bank’s loans will be made to businesses involved in real estate or will be secured by real estate located in Southern California, primarily in San Diego County. Declines in real estate values could significantly reduce the ability of real estate-related businesses to repay their loans, cause us to curtail the volume of loans we would be able to make to these types of businesses, and reduce the value of the real estate collateral securing our loans. Reductions in collateral value could cause the Bank to have to book additional loan loss reserves and upon foreclosure it would have to carry a foreclosed property on its books as a nonperforming asset, all of which would adversely affect the Bank’s results of operations and delay profitability if it has not attained profitability. Real estate values reflect the following, among other variables:

•	the socioeconomic conditions of the area where real estate collateral is located;

•	fluctuations in interest rates;

•	availability of credit;

•	property and income tax laws;

•	local zoning ordinances governing the manner in which real estate may be used; and

•	federal, state and local environmental regulations.

Our small business customers may lack the resources to weather a downturn in the economy.

One of the primary focal points of the Bank’s business development will be serving the banking and financial services needs of small- and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than do larger businesses. If economic conditions are generally unfavorable in San Diego County, the Bank’s business customers may not be able to fully repay their loans and the Bank could suffer loan losses as a result. Consequently, the Bank may assume greater lending risks than other financial institutions that have a smaller concentration of those types of loans, and which tend to make loans to larger businesses. See “Our Business,” below.

Gateway Pacific Bank is limited in the amount it can lend to any individual borrower.

Gateway Pacific Bank is limited in the amount that it can lend to a single borrower. Therefore, the size of the loans that it can offer to potential customers is less than the size of loans that its competitors with larger lending limits can offer. Legal lending limits also affect the Bank’s ability to seek relationships with larger and more established businesses. Gateway Pacific Bank may not be able to attract and retain customers seeking loans in excess of its lending limits because it cannot make such loans on its own and the Bank may not be able to find other lenders willing to participate in such loans with it on favorable terms.

Fluctuations in interest rates could prevent us from becoming or remaining profitable.

We expect to make money on the difference between the interest we pay on deposits and the interest we collect on loans and investments. If the difference between these rates narrows we will make less money. This could occur, for instance, if the rates we pay depositors rise, but the rates we charge on loans fall or rise to a lesser degree. Among other things, rapid changes in interest rates could cause this to occur.

We must effectively deploy technology to succeed.

Our future success will depend in part upon our ability to create additional technology-driven efficiencies in our operations, particularly in light of the increasing efficiency of our competitors. The added cost of technology for a small bank like us, which has to rely upon third-party vendors, adversely affects our profitability. Further, in providing Internet access and remote capture to our customers, it is possible that the online services we offer and the data interfaces, as provided by a third-party vendor, may not be impervious to data intrusion or compromise.

Our internal operations depend on the performance of third-parties under long-term contracts.

We have or will enter into long-term contracts for our core processing and management of our technology infrastructure with third-party service providers. The proper functioning of our technology, which will be crucial to managing many of our customer relationships and executing basic banking business, will depend on the proper performance of these third parties of their obligations and our ability to work cooperatively with them. In addition, we will depend in large part upon them to comply with applicable banking regulations, including protecting the privacy of customer financial information, in performing their services. In the event of failures of service by these providers, we could lose customers. The contracts can be very difficult to terminate and changing vendors could impose significant expenses upon us.

Geopolitical concerns and the heightened risk of terrorism have caused business uncertainty.

The business climate domestically and around the world has been volatile since September 11, 2001 and continues to be adversely affected by geopolitical concerns and the heightened risk of terrorism. Businesses and the stock markets continue to suffer from the uncertainty created by these events and this could adversely affect our operations as well.

We operate in a highly regulated industry, which adds significant costs to our operations.

Gateway Pacific Bancorp and Gateway Pacific Bank are subject to extensive regulation. Supervision, regulation and examination of banks and bank holding companies by regulatory agencies are intended primarily to protect depositors rather than shareholders. These regulatory agencies examine bank holding companies and commercial banks, and establish capital and other financial requirements. The costs of regulatory compliance are rising. Because we will be a relatively small bank, we expect to incur increased proportional costs for the monitoring and reporting of some customer banking transactions to the Federal government, and for protecting customer privacy, among other things. See “Supervision and Regulation,” below.

Recent legislation addressing corporate and auditing scandals may result in increased costs of compliance.

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related regulations are increasing the costs of all public companies and have imposed new requirements on auditors. See “Supervision and Regulation,” below.

TERMS OF THE OFFERING

General

As described in this prospectus, we are offering 1,500,000 to 1,937,500 shares of our common stock, no par value, for a cash price of $10.00 per share and for an aggregate subscription price of $15,000,000 to $19,375,000. The Commissioner has required that the Bank be capitalized with at least $15,000,000 in proceeds from this initial offering. This offering will expire on             , 2008, subject to earlier termination. The term of this offering may be extended to             , 2009 [nine months after effective date] in our sole discretion.

We are not required to secure or accept subscriptions for the maximum number of shares of our common stock being offered. We may, in our sole discretion, close this offering by determining to accept all or a portion of such subscriptions, as long as we accept subscriptions for at least 1,500,000 shares. IN DETERMINING WHICH SUBSCRIPTIONS TO ACCEPT, IN WHOLE OR IN PART, WE MAY IN OUR SOLE DISCRETION TAKE INTO ACCOUNT A SUBSCRIBER’S POTENTIAL TO DO BUSINESS WITH OR TO DIRECT CUSTOMERS TO THE BANK.

Subscription Procedure

To facilitate the subscription for shares of our common stock, an impound account (the “Impound Account”) has been established at Pacific Coast Bankers’ Bank, San Francisco, California (the “Impound Agent”). Subscription offers to purchase our common stock may be made by completing and signing the enclosed application for subscription (the “Subscription Application”) in triplicate, retaining one copy for your records, and delivering two copies directly to the Impound Agent at the following address:

Gateway Pacific Bancorp

c/o Pacific Coast Bankers’ Bank

340 Pine Street, Suite 401

San Francisco, California 94104

Attention: Impound Account

PACIFIC COAST BANKERS’ BANK IS ACTING ONLY AS AN IMPOUND AGENT IN CONNECTION WITH THIS OFFERING AND IS NOT ENDORSING OR RECOMMENDING THE PURCHASE OF ANY SHARES IN THIS OFFERING, HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND IS NOT GUARANTEEING ANY OBLIGATIONS OF THE COMPANY TO SUBSCRIBERS.

IMPORTANT: THE FULL SUBSCRIPTION PRICE FOR THE SHARES REQUESTED TO BE PURCHASED MUST BE REMITTED WITH THE SUBSCRIPTION APPLICATION IN ORDER TO CONSTITUTE A VALID SUBSCRIPTION OFFER. THE SUBSCRIPTION PRICE CONSISTS OF THE NUMBER OF SHARES THE SUBSCRIBER SEEKS TO PURCHASE MULTIPLIED BY $10.00. THE SUBSCRIPTION PRICE MUST BE PAID IN U.S. CURRENCY BY CHECK, BANK DRAFT, CASHIER’S CHECK OR MONEY ORDER PAYABLE TO PACIFIC COAST BANKERS’ BANK FOR GATEWAY PACIFIC BANCORP IMPOUND ACCOUNT OR BY WIRE TRANSFER OF FUNDS TO THE IMPOUND ACCOUNT MAINTAINED BY AND AT THE OFFICES OF THE IMPOUND AGENT FOR THE PURPOSE OF ACCEPTING SUBSCRIPTIONS, ABA NO. 121042484, ATTENTION: PAC CST BKERS BK SF, CREDIT TO: GATEWAY PACIFIC BANCORP, FURTHER CREDIT: INVESTOR NAME/REGISTRATION, ACCOUNT NUMBER 1003790.

Subscriptions are irrevocable. Funds delivered by a subscriber in connection with their Subscription Application will not be returned to a subscriber for any reason unless this offering is cancelled in its entirety or if the Company rejects a subscriber’s subscription, and in the event of rejection, only the portion of the funds that represent the portion of the subscription rejected will be returned.

The subscription price will be deemed to have been received by the Impound Agent only upon receipt of collected funds, in the full amount of the subscription price, into the Impound Account designated above. If paying by uncertified personal check, funds paid thereby may take at least five business days or more to clear. Accordingly, a subscriber who wishes to pay the subscription price by means of uncertified personal check is urged to make payment sufficiently in advance of                  , 2008 (the “Expiration Date”) or any earlier termination date to ensure that the subscriber’s check is received and clears by the Expiration Date and is urged to consider an alternative means of payment, such as by means of certified or cashier’s check, money order or wire transfer of funds.

We may cancel this offering in its entirety at any time. Any costs and expenses will be borne by the Company.

Marketing Advisor

This offering of our common stock will be made by our organizers, directors, and executive officers who will solicit subscriptions from prospective shareholders. No discounts or commissions will be paid in connection with the sale of shares of our common stock; however, these individuals will be reimbursed for their actual expenses incurred in connection with this offering, if any. In addition, we have retained the services of Seapower Carpenter Capital, Inc. (“Carpenter”), a consultant and adviser to community banks, as a marketing advisor to perform certain services for us in connection with this offering. Carpenter will assist us in developing a marketing strategy and marketing materials, conduct training sessions with our directors and officers for the purpose of increasing the effectiveness of those individuals in marketing the shares and performing such other consulting services in connection with this offering as we may require. Carpenter will not participate in the sale of our common stock and will not be entitled to any discounts or commissions in connection with the sale of our shares. The compensation to be paid to Carpenter will be $125,000 plus up to an additional $10,000 as reimbursement for reasonable out-of-pocket expenses incurred by that firm. All fees will be paid within 30 days of the Bank’s opening. In the event that the offering is terminated, Carpenter shall be reimbursed only for its actual accountable and reasonable out-of-pocket expenses incurred in connection with the offering.

Expiration Date

We will accept subscriptions until 5:00 p.m. Pacific Time on the Expiration Date unless this offering is fully subscribed prior to the Expiration Date or we close or terminate this offering before the Expiration Date and, in any event, this offering may be closed without further notice. The Expiration Date may be extended without notice to             , 2009 [nine months after effective date]. Generally, no such extension will affect the rights of those who have already subscribed. It is anticipated that we will commence operations in January 2009 or as soon as practicable thereafter.

HANDLING OF STOCK SUBSCRIPTION FUNDS

Impound Account

As described above, subscribers should send all subscription funds directly to the Impound Agent. Any subscription funds received directly by us will be forwarded to the Impound Account. Any subscription funds that are sent in error to a member firm of FINRA shall be transmitted to the Impound Agent by noon of the next business day after receipt by such member. All such funds will remain in the Impound Account until the cancellation or close of this offering or until the Expiration Date (including any extensions), whichever shall first occur. The funds in the Impound Account will be invested in short-term certificates of deposit issued by the Impound Agent. The Impound Agent will release all impound funds in the Impound Account to the Company on the first closing date of this offering, and thereafter at the Company’s request from time to time, pursuant to the Company’s written instruction.

Any interest from investment of funds will accrue to and be the property of the Company and any losses on investment will be borne by the Company except as follows: (1) if the Company rejects a subscription, or any portion thereof, the Company will return to such subscriber such portion of its subscription payment that equals the excess of the amount required in payment for the shares of our common stock for which the subscription was accepted; (2) if for any reason the Company cancels this offering, the Bank does not open for business or does not receive final approval from the Commissioner to commence operations, all subscriptions will be canceled and all subscription funds will be returned to the subscribers pro rata after crediting any interest realized from investing such subscription funds (from the date on which such funds are deposited into the Impound Account until the date such funds are returned) without any further liability on the part of the Company; and (3) if the Company returns funds to a subscriber for any other reason, all cash paid for shares will be returned to such subscriber plus any interest earned on such cash, without any further liability on the part of the Company. All appropriate refunds, if any, will be mailed no later than two weeks after the expiration, close or cancellation of this offering.

Issuance of Stock Certificates

Certificates representing shares of our common stock duly subscribed and paid for and accepted by the Company will be issued as soon as practicable after the close of this offering.

USE OF PROCEEDS

The Company intends to use the $15,000,000 to $19,375,000 of gross proceeds from this offering for general corporate purposes, primarily to provide the Bank with working capital.

We intend to (i) infuse most of the net proceeds to capitalize Gateway Pacific Bank, (ii) to pay our organizational expenses and (iii) to retain the rest of the proceeds at the holding company level for capital needs that arise in the future. We intend to capitalize Gateway Pacific Bank with $15 million in the event of the minimum offering and up to $19.375 million in the event of the maximum offering, provided we may maintain more working capital at the holding company level at the discretion of our board of directors as long as we capitalize the Bank with at least $15 million.

Organization, Issuance and Distribution Expenses

We anticipate that we will incur approximately $276,500 for the direct costs of this offering in the event of the minimum offering and approximately $281,000 in the event of the maximum offering, including printing and distribution expenses as well as legal, consulting and other professional fees (the “Offering Costs”). As of June 30, 2008, we had incurred and paid pre-opening expenses for the Company and the Bank of approximately $1,197,890, which were funded by the investments of our organizers. We expect to incur additional pre-opening expenses for the Company and the Bank of approximately $862,609, which include pre-opening personnel costs, occupancy costs, professional fees, and other administrative operating expenses (collectively, the “Net Pre-Opening Expenses”). In addition, we anticipate that our pre-opening costs for items that will be capitalized as assets by the Bank on its balance sheet will be approximately $1,063,714, most of which we expect to be paid from the proceeds of the offering. These capitalized costs include leasehold improvements of approximately $336,409 (based on improvements estimated for a property we have not been able to lease), furniture, equipment, and software of approximately $700,000, and other miscellaneous assets (“Capital Acquisitions”).

All of these Net Pre-Opening Expenses, Offering Costs and Capital Acquisitions, will initially be paid from funds provided by the investments of our organizers pursuant to a private placement offering of shares of the Company’s common stock, and a revolving line of credit from a third party bank and/or loans from organizers totaling $1 million in the aggregate. Assuming that we successfully complete this offering and commence operations, all borrowed funds will be repaid from the proceeds of this offering. In addition, any Net Pre-Opening Expenses and Capital Acquisitions for which payment was deferred until after our opening will also be paid, according to the relevant payment terms, from such proceeds and from the Bank for any advances we have made to the Bank. In accordance with generally accepted accounting principles, we will charge all Net Pre-Opening Expenses (but not the cost of Capital Acquisitions) to income and these will be reflected in the Company’s capitalization as part of the accumulated deficit. The Offering Costs will be deducted from the offering proceeds.

The following table sets forth the use of proceeds of the offering assuming that all regulatory approvals are received by us and the offering proceeds are released from the impound account and the Bank is fully capitalized by January 2009.

	Minimum	Maximum
Offering Proceeds	$15,000,000	$19,375,000
Less Offering Expenses	276,500	280,600

Net offering proceeds	$14,723,500	$19,094,400
Add:
Previously issued capital stock	1,189,990	1,189,990
Projected interest income prior to offering	75,700	75,700

Total capitalization	$15,989,190	$20,360,090
Anticipated use of proceeds by Gateway Pacific Bancorp:
Capitalization of Gateway Pacific Bank through purchase of common stock	$15,000,000	$19,375,000
Organizational expenses of Gateway Pacific Bancorp	471,739	471,739
Working capital	517,451	513,351

Total	$15,989,190	$20,360,090
Anticipated use of capital by Gateway Pacific Bank:
Organizational and pre-opening expenses	$1,312,260	$1,312,260
Furniture, fixture and equipment	700,000	700,000
Tenant Improvements	336,409	336,409
Working capital	12,651,331	17,026,331

Total	$15,000,000	$19,375,000
Net bank capital	$13,687,740	$18,062,740

OUR BUSINESS

Gateway Pacific Bancorp

Gateway Pacific Bancorp was incorporated in the State of California on February 25, 2005 under the name Venture One Holdings, Inc. On May 9, 2008 we filed a Certificate of Amendment to our Articles of Incorporation to change our name to Gateway Pacific Bancorp.

Gateway Pacific Bancorp has not yet engaged in any business activity. Our initial business will be to own 100% of the shares of Gateway Pacific Bank. On April 22, 2008, we filed an application with the Federal Reserve Board for authority to become a bank holding company. On June 16, 2008, the Federal Reserve Board approved our application to become a bank holding company.

At the present time, Gateway Pacific Bancorp has no plans to engage in any activities other than acting as a bank holding company for Gateway Pacific Bank. However, Gateway Pacific Bancorp may consider engaging in other activities that are permissible for a bank holding company provided that engaging in such activities is deemed by the board of directors to be in the best interest of Gateway Pacific Bancorp and its shareholders.

Initially, we will neither own nor lease any property, but will instead use the premises, equipment and furniture of Gateway Pacific Bank. At the present time, we intend to employ only persons who are officers of Gateway Pacific Bank to serve as our officers.

Bank Organization

As of the date of this prospectus, the Bank has not conducted or been authorized to conduct, any banking business. Upon issuance of a Certificate of Authority to commence business by the Commissioner, Gateway Pacific Bank will be authorized to engage in the general commercial banking business.

We received approval from the Commissioner to organize a commercial bank under the laws of the State of California on April 4, 2008, and have not yet received preliminary approval for deposit insurance from the FDIC. The Bank’s Articles of Incorporation were filed with the California Secretary of State on April 24, 2008, thereby establishing its corporate existence.

We intend to commence operations in January 2009 or as soon as reasonably practicable thereafter. Licensing of the Bank to commence operations is dependent upon a number of factors that may be beyond our control, including the timely completion of this offering, the hiring of banking staff and the time required by the bank regulators for completion of their review. Any delay in the commencement of operation is likely to increase the estimated organizational and pre-opening expenses. See “Use of Proceeds,” above.

Our Strategic Plans

Gateway Pacific Bank will be a financial resource for small and medium-sized businesses, business owners, and professionals in San Diego County, with an emphasis on serving National City and the neighboring communities and cities, including Chula Vista, Paradise Hills, Imperial Beach, East Lake, and Bonita.

We believe that the time is ripe for a new community bank serving our target market. Many of our potential customers are underserved. In addition, we think that a bank without troubled loans or a history of loan or internal issues will be well-positioned to provide banking services to these customers.

We expect our Bank to be successful for several reasons:

•	The Bank will be the first state-chartered bank in National City, California.

•

The Bank will take advantage of the personal connections of members of its Board with the diverse population within its target market, segments of which, such as the Filipino and Hispanic communities, we believe are underserved by other financial institutions.

•	The Bank will also target businesses that provide products and services in the Port of San Diego through Board participation in Port-related organizations.

•

The Bank’s Board and Bank staff currently are and we expect will continue to reflect the ethnic composition of the communities the Bank will serve in order to nurture supportive and long-lasting banking relationships within those communities.

•

Our Board includes tested community leaders and experienced bank board members. Two of our directors have bank director experience. One of our directors served as the Mayor and Councilman of National City. Several of our directors are local businessmen and women with success in many entrepreneurial endeavors. Two of our proposed directors had careers in collegiate and graduate Business education.

•

Our proposed executive officers are experienced bankers. The Bank’s executives are seasoned in commercial real estate, maritime, aviation, SBA, homeowners association and other lines of business where opportunities for profitable banking relationships can be built.

•

We will mount an aggressive sales program led personally by our Chief Executive Officer, in which our executives and two experienced financial services business development officers will actively seek out and obtain business in our target market in a coordinated effort.

Our Objectives

Our principal objective is to maximize value for our shareholders. In order to do so, in our early years we will focus on becoming profitable and then growing profitably. We will be opportunistic in adding the right bankers to our team and in acquiring market share where it will enhance the value of our stock. The interests of all of our stakeholders in the communities we serve will best be served by a strong local financial institution with a loyal and enthusiastic shareholder base. In addition, we will strive to develop a preferred community bank that enhances value to its customers, employees, shareholders and the community it serves.

The Bank will offer its customers direct access not only to management, but also to its Board, while training and employing a staff that embraces a “local” customer sensitive culture through the delivery of quality products. The Bank will promote continuity among its officers and employees and design policies and procedures that foster efficient and effective customer service based upon quick responses to customer requests. At the same time, Bank employees will have access to technology, software and database systems to permit the delivery of high-quality products and responsive service to meet customer needs and expectations.

As a community business bank, Gateway Pacific Bank will institute a sales and service culture emphasizing customer service combined with prudent risk management. The Bank aims to establish a profitable banking franchise by understanding the financing needs of each business customer, providing clients with banking products and solutions that support small businesses, and by building loyalty through consistent performance and high level of responsive service. The Bank’s primary business development method will be direct calls by qualified bankers on business customers, aided by the marketing network of directors and non-director organizers.

In order to increase our client base, Gateway Pacific Bank will develop a focused sales strategy that will, among other things, involve organizers, directors, officers and staff looking for business and customer contacts. Specifically, the Bank intends to develop a database on each potential client identified by the organizers and directors and to identify potential services to introduce to each client. The directors will participate in sales calls and are committed to making a certain number of monthly referrals. The officers and staff will be involved in various city chambers of commerce, local business organizations, economic development groups and other community activities.

Proposed Banking Services

The Bank’s product mix will be tailored to meet the credit needs of its target clients. Accordingly, the Bank is expected to generate a significant level of commercial and industrial, commercial real estate and construction loans. Commercial and industrial lending products will include both secured and unsecured credit lines, term credit for fixed asset purchases, letters of credit, and loans that qualify under the SBA 504 programs. Commercial real estate lending products will include loans on retail, industrial and office properties. The Bank will also offer carefully selected construction financing (owner occupied, tract and individual spec loans), and to a lesser extent, land and property development lending.

Based upon an initial net capital level of approximately $13.7 million, the Bank’s regulatory lending limits could comfortably accommodate maximum credits to one borrower of approximately $3.4 million on a secured basis or $2.1 million on an unsecured basis. Loans that exceed the Bank’s legal lending limit may be extended, if participation agreements are in place with the Bank’s correspondent banks or with other community banks in order to sell a portion of the loan and reduce the Bank’s exposure. The Bank will not engage in subprime single-family residential lending.

Commercial checking account customers will be offered a suite of cash management services, a feature that will generate fee income and provide value-added products to core customers. The Bank will contract with a bonded third-party courier service to support business clients by picking up transactions, receipts and other banking documents, as well as supplying cash and coins as requested by business customers. Qualifying business customers will be offered “remote capture” deposit services. The full-service Bank headquarters in National City will be the sole location for the gathering of deposits. The Bank will offer a full complement of deposit products, including demand deposit accounts, interest-bearing checking accounts, regular savings, money market accounts and certificates of deposit. The headquarters office will have a night depository drop. ATM cards issued by the Bank will have access through traditional ATM networks and will provide customers 24-hour/7-day-a-week access for the withdrawal of funds, account information, and transfer capabilities.

The Bank will provide customers 24-hour/7-day-a-week access for deposit transfer and account information through a security-tested online banking system. The Bank will provide standard online banking services to its customers, including on-line account information capabilities, bill payment, and account transfer. The Bank does not currently intend to open deposit accounts by means of the Internet. The Bank will provide security for online banking services through and monitored by a third-party vendor.

Deposit generation efforts will be boosted by the direct contacts of Bank personnel, directors, non-director organizers and shareholders. The Bank will have Business Development Officers, whose duty, among other things, will be to generate new deposits. The Bank also intends to use CDARS and other potential deposit brokers when needed.

Specific product terms will be a function of competitive pressures from similar offerings, as well as market changes and opportunities.

San Diego County

San Diego is the southern-most county in California, enjoying seventy miles of Pacific Ocean coastline and sharing its southern border with Mexico. Orange and Riverside counties border the County to the north, and Imperial County neighbors San Diego on the east.

With a 2007 estimated population of nearly 3.1 million, the County ranks as the second most populated county in California. According to California Department of Finance (“DOF”), the County’s population is projected to reach more than 3.6 million by 2020.

The San Diego region is recognized as a hotbed for new companies. San Diego was the top-ranked California Metro Place in Forbes magazine’s annual “Best Places” list for 2005. The Milken Institute named San Diego the number one biotech cluster in the United States in 2004. That ranking is based upon San Diego’s climate of innovation, and its success in bringing products to market, establishing new companies, and creating jobs. San Diego’s core industry sectors have become leading centers for biotechnology, communications and software development. San Diego’s communications industry is one of the fastest growing in the country and the County has earned the title of “wireless communications capital of the world.”

The San Diego Port District (the “Port District”) fosters many growing industries. The San Diego Port Tenants Association is a coalition of businesses and industries on San Diego Bay and at Lindbergh Field, dedicated to enhancing trade, commerce and tourism on San Diego Bay’s tidelands (the “Tideland”), while protecting the area’s environment. A recently released study done by Economics Research Associates on the “Economic & Fiscal Impact of the Port of San Diego” shows that the Port’s direct contribution to regional employment is over 52,000 jobs of which more than 20,000 are on the Tidelands. The 500 businesses located within the Port District’s boundaries generate $3.3 billion annually in direct output. Directly or indirectly, business activities on the Tideland support one of every twelve civilian jobs in the San Diego-region according to Economics Research Associates.

San Diego County benefits from a diverse and growing economy, an active port, a highly educated and trained work force, and a concentration of leading-edge industries as well as world-renowned educational and research institutions. A multitude of economic drivers — defense and space manufacturing, biotechnology/life sciences, financial and business services, software, international trade, telecommunications, electronics manufacturing, and tourism continue to support business expansion and new job formation.

Based upon data provided by the California Employment Development Department (EDD) there were a total of 87,018 business establishments in San Diego County in the third quarter of 2005. More than 87 percent or approximately 82,500 businesses have fewer than 20 employees, the commercial subset which would characterize the Bank’s target business customers. By industry, the largest concentration of business establishments in the County is in professional business services, other services, and trade. The U.S. Economic Census reported that in 1997 more than 6,000 businesses were owned and operated by Filipino Americans living in San Diego County.

The Bank is located in an area with strong demographics for positive growth in both loans and deposits. Located in the south part of San Diego County, 14 miles from downtown San Diego and 12 miles from the Mexican border, the Bank will enjoy good visibility and access to a potential customer base that extends beyond the perimeters of the immediate area. The demographics of National City reflect a strong and stable employment environment and positive economic growth, which should result in positive new customer, loan and deposit growth.

The Bank will have a significant strategic advantage over regional and national competitors in that decisions will be made locally and quickly. This allows for faster response to customer needs, greater flexibility in meeting those needs, and products or services that fit the local environment and culture.

National City

National City spans 9.2 square miles and is located in San Diego County, bordered by the City of San Diego on the north and east, Chula Vista on the south, and San Diego Bay on the west. It is 10 miles north of the Baja California, Mexico, International Border. National City’s population of 61,115 as of January 2007 embraces a Hispanic/Latino population of 59 percent and a Filipino population of 17 percent. National City is the second oldest city in San Diego County. Incorporated on September 17, 1887, National City was originally part of the 26,000 acre El Rancho de la Nacion, which was purchased in 1868 by Frank Kimball and his brothers, Warren and Levi. They cleared the land, built roads, constructed the city’s first wharf, and brought the railroad to the city.

San Diego South County Region

National City is part of the San Diego South County Region (the “South County Region”). The South County Region is a dynamic business hub, comprised of 5 cities, unincorporated parts of the County and San Diego Bay, overseen by the Unified Port of San Diego. The South County Economic Development Council reported that the South County Region has an estimated 7,245 private-sector firms and 88,644 jobs, or about eight percent of private-sector employment in San Diego County. In addition, there are about 14,000 people who are self-employed and 29,300 government-sector jobs, bringing the total number of jobs to nearly 132,000. The South County Region is also home to about 26,000 uniformed military personnel stationed at the U.S. Naval Base Coronado (Naval Air Station North Island, Naval Amphibious Base, and Silver Strand), the U.S. Naval Base at 32nd Street in National City, and Ream Field in Imperial Beach.

The South County Region has a diverse economy and all its businesses and industries contribute to the area’s economic growth. According to the South County Economic Development Council, the annual average wage in the private sector is $31,100. The highest paying industries are manufacturing (with the highest average wage, $48,500), transportation and warehousing, wholesale trade, finance and insurance, and information. Health care is also a relatively high-paying industry and is one of the largest employing industries in the South County Region. Employment in the South County Region is concentrated in retail trade, accommodation and food services, and health care. Twenty-three percent of total employment is in retail trade. General department stores and other clothing and accessory stores serve not only residents, but also many shoppers from south of the border, resulting in a high proportion of retail jobs.

San Diego County has 84,048 private-sector firms and 1,074,031 jobs as of 2007. Approximately nine percent of these firms and about eight percent of the employment is located in the South County Region. The South County Region has a higher proportion of its jobs concentrated in retail trade, health services, and accommodation and food services than does San Diego County. The proportion of employment in manufacturing is the same (10%) in the South County Region and San Diego County. However, employment in two other high-paying industries (wholesale trade and transportation and warehousing) represents a slightly larger share of employment in the South County Region than in San Diego County as a whole.

Between 2003 and 2005, the real average wage increased by eight percent in the South County Region according to the South County Economic Development Council. This is a positive trend, especially when compared to San Diego County where the real average wage in 2003 was the same as in 2005. Private-sector jobs in the South County Region expanded by 865 jobs, or one percent. The job growth was not evenly distributed as job increases in industries such as retail trade, construction, finance and insurance, and entertainment and recreation were partially offset by job declines in wholesale trade, real estate and rental, accommodation and food services, and other services. Key industries in the South County Region are manufacturing, transportation and warehousing, wholesale trade, finance and insurance, information, and health care. These are higher paying industries that combined, comprised 37 percent of all the jobs in 2005. While employment declined in some of these industries since 2003, the average wage in each of these industries grew. It is a great opportunity for South County Region to build on these high-paying industries and help them take on a greater presence in the area.

Competition

Our competition will come from many sources, including all other financial institutions operating in San Diego County and those offering services over the Internet. Banks, savings banks, industrial loan companies, credit unions and brokerage and insurance companies increasingly compete with each other for loan, deposit and investment products. Another bank is headquartered in National City, although it is not owned by local individual investors. These institutions compete, as we will, with, among others, Wells Fargo Bank NA, Bank of America NA, Union Bank of California NA, Washington Mutual Bank, and Neighborhood National Bank, all of which have offices in National City.

The larger institutions with national and international reputations and operations in many cases can offer far broader services than we will be able to on our own. However, through the technology and strategic arrangements available to us, we believe we can offer many of the same services. We do not believe the such larger institutions have the local contacts provided by our board of directors, organizers and, we expect, our shareholders.

We do not expect to be able to compete on the basis of price, and do not expect to be the low-cost service provider. Although we will offer competitive interest rates on deposits and loans, our focus will be on building long-term relationships with our customers. This may mean that we will not grow as fast as other institutions, but we plan to focus more on stable, effective growth rather than quick growth.

Premises

Our proposed headquarters and main office will be located in National City, California at a premises to be identified. The directors previously identified a property located in National City, California that certain of them would purchase and lease to the Bank on fair market terms to be used as the Bank’s proposed main office. The proposed lease is expected to have monthly rents of $14,500, annual cost of living increases and the Bank expects to be responsible for its pro rata share of common area expenses and property taxes. However, that property is not available at this time and the Bank is actively searching for a comparable property on similar terms.

Profitability

Typically, new banks are not profitable in the first year of operation, and in some cases are not profitable for several years, if at all. Our primary initial goal will be to achieve profitability while maintaining safe and sound operating standards. However, there can be no assurance that we will become profitable.

Employees

The Bank will employ Garry D. Barnes as our President and Chief Executive Officer; Chris J. Renko as our Chief Credit Officer; and Kirk S. Colburn as our Chief Financial Officer. Mr. Barnes will also serve as a director. We expect to employ approximately 11 persons, including our executive officers, at the time we commence operations.

MANAGEMENT’S PLAN OF OPERATION

Gateway Pacific Bancorp was incorporated under the laws of the State of California on February 25, 2005, under the name Venture One Holdings, Inc., for the purpose of becoming a bank holding company that would own all of the outstanding shares of capital stock of Gateway Pacific Bank, a California state-chartered bank in organization. We anticipate that we will receive regulatory approval to open Gateway Pacific Bank during the fourth quarter of 2008, assuming this offering is successful, and open the Bank shortly after that. There can be no assurance, however, that we will receive approval to open Gateway Pacific Bank or that the Bank will open.

Prior to this offering the only material source of funds for Gateway Pacific Bancorp has been the investment by our directors and organizers in our shares for the purpose of providing organizational and offering expenses for Gateway Pacific Bancorp and for advancing the organizational and pre-opening expenses for Gateway Pacific Bank. Prior to this offering we sold an aggregate of 118,999 shares of our common stock to seven of our directors and 13 organizers in a private placement ending July 10, 2008 at the purchase price of $10.00 per share for total gross proceeds to us of $1,189,990. In order to fund additional organizational and offering expenses for Gateway Pacific Bancorp, and organizational and pre-opening expenses for Gateway Pacific Bank, we intend to obtain a working capital line from an unaffiliated third party lender to cover any shortfall in funding these expenses prior to the closing of the offering. In this regard, we expect to obtain a revolving line of credit from a third party bank and/or borrow $1 million from our organizers. Any third party loans and any advances made by our organizers would be repaid to them upon the closing of the offering.

Since receiving preliminary approval to organize Gateway Pacific Bank from the Commissioner on April 4, 2008, we have been focused on completing the steps necessary to enable Gateway Pacific Bank to open for business, including preparing our site, our information systems, our computer software and hardware, our internal controls, and our policies and procedures. We anticipate that we will spend approximately $336,409 (based on improvements estimated for a property we have not been able to lease) for tenant improvements to our main office as well as an additional $700,000 for furniture, fixtures, equipment, and software. Other pre-opening costs are anticipated to total $1,811,304, and include, among other things, occupancy expense, personnel expense, legal and consulting fees. Garry D. Barnes, our President and Chief Executive Officer, is currently retained by us pursuant to the terms of a consulting agreement to provide his services with respect to the organization of Gateway Pacific Bank. We have also retained Kirk S. Colburn, our Chief Financial Officer, and Chris J. Renko, our Chief Credit Officer, so that they can assist us with pre-opening matters for Gateway Pacific Bank, also under the terms of their respective consulting agreements. These three individuals will be employed by the Bank pursuant to employment agreements which will commence when the Gateway Pacific Bank opens for business. See “Management – Compensation For Interim Consulting; and – Compensation Pursuant to Employment Agreements,” below.

Gateway Pacific Bancorp is newly formed and it has, and the Gateway Pacific Bank when it is formed will have, no prior operating history. Our operating results will depend on the operating results of the Gateway Pacific Bank. Gateway Pacific Bank’s success and profitability will depend in large part on our ability to attract a customer base. Initially, we will rely heavily on our directors as a source of customer referrals. We will ask each of our directors to identify quality client referrals on a monthly basis. We intend to hire proven business development relationship managers and loan officers with marketing experience to contact these customers and generate loans and deposits. However, there can be no assurance that we will be successful in attracting the quality customers that we will need to achieve profitability. In addition to our three executive officers, we anticipate that we will have an additional eight employees when we commence operations, including two business development officers, for a total of 11 full time employees.

Gateway Pacific Bank will incur substantial operating expenses, and there are no assurances as to when, if ever, Gateway Pacific Bank will make a profit. Assuming that we raise the minimum net proceeds from this offering, we presently believe that we will have sufficient capital resources to meet our commitments for at least the next twelve months of operations.

SUPERVISION AND REGULATION

The following discussion of statutes and regulations affecting banks and bank holding companies is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to such statutes and regulations. No assurance can be given that such statutes and regulations will not change in the future. Moreover, any changes may have a material effect on the business of the Company.

General

Bank Holding Company Regulation. The Company is a bank holding company within the meaning of the Bank Holding Company Act (“BHCA”), and will be registered as such with and subject to the supervision of the Federal Reserve Board (“FRB”). Our bank holding company application was filed with the FRB on April 22, 2008. On June 16, 2008, the FRB approved our application to become a bank holding company. Generally, a bank holding company is required to obtain the approval of the FRB before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, the bank holding company would own or control more than 5% of the voting shares of such bank. The FRB’s approval is also required for the merger or consolidation of bank holding companies. The Company is required to file reports with the FRB and provide such additional information as the FRB may require. The FRB also has the authority to examine the Company and each of its subsidiaries, as well as any arrangements between it and any of its subsidiaries, with the cost of any such examination to be borne by the Company.

Banking subsidiaries of bank holding companies are also subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain restrictions set forth in the Federal Reserve Act, a bank can loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, or issue a guarantee, acceptance, or letter of credit on behalf of an affiliate; provided that the aggregate amount of the above transactions of a bank and its subsidiaries does not exceed 10% of the capital stock and surplus of the bank on a per affiliate basis or 20% of the capital stock and surplus of the bank on an aggregate affiliate basis. In addition, such transactions must be on terms and conditions that are consistent with safe and sound banking practices and, in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as that term is defined in the Federal Reserve Act. Such restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. Further, the Company and the Bank are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services.

Under the FRB’s regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe and unsound manner. In addition, it is the FRB’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB’s regulations or both. Under certain conditions, the FRB may conclude that certain actions of a bank holding company, such as payment of cash dividends, would constitute unsafe and unsound banking practices because they violate the FRB’s “source of strength” doctrine.

A bank holding company is prohibited from engaging in or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in nonbanking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making these determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public which outweigh possible adverse effects.

Securities Law Compliance. Upon effectiveness of the registration statement of which this prospectus is a part, the Company will be subject to the periodic reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include but are not limited to the filing of annual, quarterly and other current reports with the Securities and Exchange Commission (“SEC”). As a public company, the Company will be subject to the Sarbanes-Oxley Act of 2002. See “The Sarbanes-Oxley Act of 2002” below. The Sarbanes-Oxley Act amends certain parts of the Exchange Act and is intended to protect investors by, among other things, improving the reliability of financial reporting, increasing management accountability, and increasing the independence of directors and our external accountants.

Once we are subject to the reporting requirements of the Exchange Act, we will continue to be subject to those requirements until at least the end of 2009 if our offering commences as contemplated in 2008, under Section 15(d) of the Exchange Act. As of the beginning of 2010 if we have fewer than 300 holders of record of our stock, our obligations to file can be suspended. In addition, if in 2009 we determine that we have less than 300 holders of record, we can provide a notice to the SEC under SEC Rule 12h-3 that we have fewer than 300 holders and suspend our reporting at that time, provided that if the number of holders reaches 300 or more at January 1, 2010 we could have to commence reporting again.

Compliance with the Exchange Act and with the Sarbanes-Oxley Act will impose significant expense and require substantial attention by management. For these reasons, we intend (i) to sell shares in this offering to fewer than 300 persons, and (ii) to seek suspension of our reporting obligations under the Exchange Act as soon as reasonably possible. There can be no assurance that we will be able to do so as we may need to sell shares to 300 or more investors and we cannot control the number of holders after the conclusion of the offering.

California Department of Financial Institutions. As a state-chartered bank, the Bank will be regulated, supervised and regularly examined by the DFI and its Commissioner, who is appointed by the Governor of California. The DFI’s supervisory and regulatory powers, which are similar, but not identical to, federal banking regulations, are codified in Division 1 of the California Financial Code. The scope of the oversight and regulation responsibility of the DFI includes imposing minimum capitalization requirements, placing limits on lending and on the distribution of shareholder dividends, restricting affiliate transactions, and approving or denying approval for proposed bank sales, mergers, consolidations and other change in control transactions. The Commissioner must also approve such actions as the opening, closing or relocation of branch offices, the use of ATMs and Internet banking, the sale of bank securities, and the acquisition and disposition of real property. The Commissioner has all powers necessary or convenient for the administration and enforcement of these and other statutory requirements, including the power to issue such rules and regulations as the Commissioner may deem necessary or advisable in executing the powers, duties and responsibilities of the DFI.

FDIC Primary Federal Regulator. The FDIC will be the Bank’s primary federal banking regulator. In general, the FDIC will be empowered to enforce the many federal banking regulations described below as well as others governing nearly every aspect of the operations of the Bank. Federal regulations address several areas including loans, deposits, check and item processing, investments, mergers and acquisitions, borrowings, dividends, and the number and locations of branch offices. Deposits of the Bank will be insured up to the maximum limits allowed by the FDIC. The FDIC collects deposit insurance assessments, as explained in “Deposit Insurance Assessments,” below.

Proposed Legislative and Regulatory Changes

Proposals pending in Congress would, among other things, change lending practices related to loans secured by single-family residences, restrict “predatory” and “subprime” mortgage activities, forestall foreclosures on single family homes, protect renters of foreclosed properties, license mortgage loan originators, restrict ownership of industrial banks, and enhance the privacy of personal information. Certain of these proposals, if adopted, could significantly change the regulation or operations of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted, and, if adopted, how these proposals will affect us or the Bank.

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Company and/or the Bank. It cannot be predicted whether any legislation currently being considered will be adopted or how such legislation or any other legislation that might be enacted in the future would affect the business of the Company.

Impact of Monetary Policies

Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and other borrowings and the interest rate earned by the Bank on loans, securities and other interest-earning assets is expected to comprise the major source of the Company’s earnings. These rates are highly sensitive to many factors which are beyond the control of the Company and, accordingly, the earnings and growth of the Company are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by its open-market dealings in United States government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements, by placing limitations upon savings and time deposit interest rates, and through adjustments to the discount rate applicable to borrowings by banks that are members of the Federal Reserve System. The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on the Company cannot be predicted; however, the impact on the Company’s net interest margin, whether positive or negative, depends on the degree to which the Company’s interest-earning assets and interest-bearing liabilities are rate sensitive. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting the Company’s net income.

Federal Banking Loan Regulation

On December 6, 2006, the federal bank regulatory agencies released final guidance on “Concentrations in Commercial Real Estate Lending” (the “Final Guidance”), and re-emphasized certain matters related to that guidance on March 17, 2008. This guidance defines commercial real estate (“CRE”) loans as exposures secured by raw land, land development and construction (including 1-4 family residential construction), multi-family property, and non-farm nonresidential property where the primary or a significant source of repayment is derived from rental income associated with the property or the proceeds of the sale, refinancing, or permanent financing of the property. Loans on owner-occupied CRE are generally excluded.

The Final Guidance requires that appropriate processes be in place to identify, monitor and control risks associated with real estate lending concentrations. This could include enhanced strategic planning, CRE underwriting policies, risk management, internal controls, portfolio stress testing and risk exposure limits as well as appropriately designed compensation and incentive programs. Higher allowances for loan losses and higher capital levels may also be required. The Final Guidance is triggered when CRE loan concentrations exceed either:

•	Total reported loans for construction, land development, and other land of 100% or more of a bank’s total capital; or

•	Total reported loans secured by multifamily and nonfarm nonresidential properties and loans for construction, land development, and other land of 300% or more of a bank’s total capital.

Management of the Company believes that the Final Guidance may apply to the Bank under its plan of business if it has a concentration in construction loans, which is one of the types of loans the Bank expects to make. We expect meaningful exposure to loans secured by commercial real estate due to the nature of the Bank’s growing markets and the loan needs of its anticipated business customers.

Banking Legislation

From time to time legislation is proposed or enacted which has the effect of increasing the cost of doing business and changing the competitive balance between banks and other financial and non-financial institutions. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions. Certain of the potentially significant changes, which have been enacted in the past several years, are discussed below.

Gramm-Leach-Bliley Act. The Financial Services Act of 1999, known as the Gramm-Leach-Bliley Act (“GLBA”), was signed into law on November 12, 1999 and became effective on March 11, 2000. The GLBA repeals provisions of the Glass-Steagall Act, which had prohibited commercial banks and securities firms from affiliating with each other and engaging in each other’s businesses. Thus, many of the barriers prohibiting affiliations between commercial banks and securities firms have been eliminated.

The Bank Holding Company Act was amended by GLBA to allow a new “financial holding company” (“FHC”) to offer banking, insurance, securities and other financial products to consumers. Specifically, the GLBA amended Section 4 of the BHCA in order to provide for a framework for the engagement in new financial activities. A bank holding company (“BHC”) may elect to become an FHC if all its subsidiary depository institutions are well capitalized and well managed.

Under the GLBA, national banks (as well as FDIC-insured state banks, subject to various requirements) are permitted to engage through “financial subsidiaries” in certain financial activities permissible for affiliates of FHCs. However, to be able to engage in such activities a bank must also be well capitalized and well managed and receive at least a “satisfactory” rating in its most recent Community Reinvestment Act (“CRA”) examination. In addition, if a bank ranks as one of the top 50 largest insured banks in the United States, it must have an issue of outstanding long-term debt rated in one of the three highest rating categories by an independent rating agency. If the bank falls within the next group of 50, it must either meet the debt-rating test described above or satisfy a comparable test jointly agreed to by the FRB and the Treasury Department. No debt rating is required for any bank, such as the Bank, not within the top 100 largest insured banks in the United States.

The Company cannot be certain of the effect of the foregoing legislation on its business, although there is likely to be continued consolidation among financial services institutions and increased competition for the Company.

The Riegle-Neal Act. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), enacted on September 29, 1994, repealed the McFadden Act of 1927, which required states to decide whether national or state banks could enter their state, and allowed banks to open branches across state lines beginning on June 1, 1997. The Riegle-Neal Act also repealed the 1956 Douglas Amendment to the BHCA, which placed the same requirements on BHCs. The repeal of the Douglas Amendment now makes it possible for banks to buy out of-state banks in any state and convert them into interstate branches.

The Riegle-Neal Act provides that interstate branching and merging of existing banks is permitted, provided that the banks are at least “adequately capitalized” and demonstrate good management. The states are also authorized to enact a law to permit interstate banks to branch de novo.

On September 28, 1995, the California Interstate Banking and Branching Act of 1995 (“CIBBA”) was enacted and signed into law allowing early interstate branching in California. CIBBA authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years, unless the California bank is in danger of failing or in certain other emergency situations.

Federal Deposit Insurance Corporation Improvement Act of 1991. The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) was signed into law on December 19, 1991. FDICIA recapitalized the FDIC’s Bank Insurance Fund, granted broad authorization to the FDIC to increase deposit insurance premium assessments and to borrow from other sources, and continued the expansion of regulatory enforcement powers, along with many other significant changes.

FDICIA establishes five categories of capitalization: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” If a bank falls in the “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” categories, it will be subject to significant enforcement actions by its primary federal regulator. See “ – Enforcement Powers-Corrective Measures for Capital Deficiencies,” below.

FDICIA also grants the regulatory agencies authority to prescribe standards relating to internal controls, credit underwriting, asset growth and compensation, among others, and requires the regulatory agencies to promulgate regulations prohibiting excessive compensation or fees. Many regulations have been adopted by the regulatory agencies to begin to implement these provisions and subsequent legislation (the Riegle-Neal Act, discussed above) has given the regulatory agencies the option of prescribing the safety and soundness standards as guidelines rather than regulations.

As previously noted, FDICIA places restrictions on certain bank activities authorized under state law. FDICIA generally restricts activities through subsidiaries to those permissible for national banks, thereby effectively eliminating real estate investment powers. Insurance activities are also limited, except to the extent permissible for national banks.

USA Patriot Act. The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) was signed into law on October 26, 2001. The USA Patriot Act requires financial institutions, such as the Company, to implement and follow procedures designed to help prevent, detect and prosecute international money laundering and the financing of terrorism. Title III of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLA”). In general, the IMLA amends current law, primarily the Bank Secrecy Act (see “—Bank Secrecy Act,” below), to authorize the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies and other financial institutions including enhanced record-keeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions. Among its other provisions, the IMLA requires financial institutions to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, the IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. The IMLA expands the circumstances under which deposited funds may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. The IMLA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing an application under these Acts. Among other programs implemented to comply with the USA Patriot Act, the Company implemented a customer identification program.

Bank Secrecy Act. The Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970 (the “Bank Secrecy Act”) is a disclosure law that forms the basis of the United States federal government’s framework to prevent and detect money laundering and to deter other criminal enterprises. Following the September 11, 2001 terrorist attacks, an additional purpose was added to the Bank Secrecy Act: “To assist in the conduct of intelligence or counter-intelligence activities, including analysis, to protect against international terrorism.” Under the Bank Secrecy Act, financial institutions such as the Bank are required to maintain certain records and file certain reports regarding domestic currency transactions and cross-border transportations of currency. This, in turn, allows law enforcement officials to create a paper trail for tracing illicit funds that resulted from drug trafficking or other criminal activities. Among other requirements, the Bank Secrecy Act requires financial institutions to report imports and exports of currency in excess of $10,000 and, in general, all cash transactions in excess of $10,000. The Bank has established a Bank Secrecy Act compliance policy under which, among other precautions, the Bank keeps currency transaction reports to document cash transactions in excess of $10,000 or in multiples totaling more than $10,000 during one business day, monitors certain potentially suspicious transactions such as the exchange of a large number of small denomination bills for large denomination bills, and scrutinizes electronic funds transfers for Bank Secrecy Act compliance.

The Sarbanes-Oxley Act.

Application to the Company. On July 30, 2002, in the wake of numerous corporate scandals and in an attempt to protect investors and help restore investor confidence by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act applies to any issuer, such as the Company (upon the effectiveness of the registration statement of which this prospectus is a part), that has securities registered under, or is otherwise required to file reports under, the Exchange Act. The Sarbanes-Oxley Act imposes new and unprecedented corporate disclosure and governance mandates on public companies, including the Company. This requirements will apply to the Company unless and until it is no longer required to file reports under the Exchange Act.

While certain provisions of the Sarbanes-Oxley Act, such as accelerated filing deadlines for periodic reports, do not currently apply to the Company, most of the Sarbanes-Oxley Act’s provisions are (or upon implementation will be) applicable. These provisions include (i) the requirement for certifications of each annual and quarterly report by the issuer’s principal executive and financial officers, with criminal penalties imposed for knowing or willful violations, (ii) the forfeiture of bonuses or profits received by such officers if accounting restatements are required as a result of misconduct, (iii) disclosure of all material off-balance sheet transactions and relationships that may have a material effect upon the financial status of an issuer and of any “material correcting adjustments” in the issuer’s financials, (iv) disclosure of management’s assessment of internal controls and procedures, (v) disclosure as to whether the issuer has adopted a “code of ethics” for its senior financial officers and, if not, an explanation as to why not, and (vi) prohibitions or limits on loans to officers, directors and other insiders except to the extent such loans comply with FRB Regulation O. The Sarbanes-Oxley Act also imposes certain additional regulations, such as accelerated filing periods for reports on Form 4 of changes in the beneficial ownership of officers, directors and principal security holders.

The Sarbanes-Oxley Act also imposes increased requirements on auditors and the auditing procedures of their public clients, including prohibitions on the performing of specified non-audit services contemporaneously with an audit. The Sarbanes-Oxley Act heightens the requirements for, and the authority of, audit committees. Among other provisions, the Sarbanes-Oxley Act vests an issuer’s audit committee with direct responsibility for the appointment, compensation and oversight of any registered public accounting firm engaged to perform audit services and with the ability to hire independent outside legal counsel and other advisors.

The Sarbanes-Oxley Act also requires that each audit committee member be entirely “independent” (meaning that no member may be affiliated with the issuer or may accept (or have recently received) any consulting, advisory or other compensatory fees from the issuer) and be a member of the issuer’s board of directors and that the committee include a designated “audit committee financial expert.”

Finally, the Sarbanes-Oxley Act requires that legal counsel for subject companies report any evidence of material violations of securities laws or breaches of fiduciary duty to or by their client and imposes federal criminal penalties, including fines and imprisonment of up to 25 years, upon those convicted of defrauding shareholders of public companies.

The Company has experienced increased costs associated with the increased level of disclosure and compliance required under the Sarbanes-Oxley Act. Such increased costs are likely to continue and this diversion of resources may adversely affect the financial condition and operations of the Company.

Application to the Bank. The Sarbanes-Oxley Act technically applies only to public companies that have securities registered, or are otherwise required to file reports under the Exchange Act. For this reason, the Sarbanes-Oxley Act will apply to the Company, unless and until the Company ceases to file reports under the Exchange Act. However, regardless of whether the Company is required to comply with the Sarbanes-Oxley Act, the DFI and other state and federal bank regulators are beginning to view the Sarbanes-Oxley Act as creating a standard for “best practices.” On March 5, 2003, the FDIC issued Financial Institution Letter 17-2003, Attachment I of which sets forth sound governance practices that the FDIC believes are relevant to FDIC-supervised banks that have less than $500 million in total assets as of the beginning of their fiscal year and that are not public companies or subsidiaries of public companies.

Financial Institution Letter 17-2003 may be obtained from the FDIC’s website at http://www.fdic.gov/news/news/financial/2003/FIL0317a.html. The FDIC’s best practices are summarized in Appendix I to Financial Institution Letter 17-2003. The following is a brief summary of selected sections of the Sarbanes-Oxley Act that the FDIC believes are of relevance to FDIC-supervised banks with less than $500 million in total assets that are not public companies and the FDIC’s related policy guidance and sound governance practice recommendations:

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Section 102, which mandates that only an accounting firm or an accountant that has registered with the Public Company Accounting Oversight Board, i.e., a “registered public accounting firm,” can audit the financial statements of a public company. The 1999 Interagency Policy Statement on External Auditing Programs of Banks and Savings Associations, promulgated by the FDIC and other financial institution regulatory agencies (the “1999 Policy Statement”), assigns responsibility to a bank’s board of directors for ensuring that the scope of its external auditing program is appropriate for the institution. Under the 1999 Policy Statement, the agencies consider an annual audit of an institution’s financial statements to be the preferred type of external auditing program. Acceptable alternatives are a balance sheet audit and an examination of management’s assertion on the effectiveness of the institution’s internal control over financial reporting. These three types of external auditing programs can only be performed by an independent public accountant. However, when selecting such an accountant, banks are not limited to “registered public accounting firms.”

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Section 201, which prohibits a registered public accounting firm that audits a company’s financial statements from contemporaneously providing certain impermissible non-audit services, including bookkeeping, internal audit outsourcing services, legal and expert services unrelated to the audit, and management functions. The FDIC encourages each bank whose financial statements are audited and its accounting firm to follow the internal audit outsourcing prohibition in Section 201. If a bank is considering engaging its external auditor to perform both of these services, the bank’s audit committee (or board of directors if there is no audit committee) and the external auditor should pay particular attention to preserving the independence of both the internal and external audit functions. Furthermore, the audit committee should document both that it has preapproved the internal audit outsourcing to its external auditor and has considered the independence issues associated with this arrangement. In addition, if a bank is considering having its external auditor perform any of the other non-audit services prohibited by Section 201, the FDIC encourages the bank’s audit committee (or board of directors) to discuss the implications of the performance of these services on the auditor’s independence. In addition, as a general corporate governance matter, the FDIC encourages the audit committee (or board of directors) of each bank to preapprove all audit and non-audit services to be provided by its external auditor.

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Section 203, which prohibits the lead and concurring audit partner of a registered public accounting firm from performing in the same capacity for five (and seven years for certain other audit partners) consecutive years for the same public company, and the related SEC rule that exempts from the rotation requirement accounting firms with fewer than five public company clients and fewer than ten audit partners provided an audit quality review condition is met. When dealing with accounting firms that perform audits of non-public banks, the FDIC considers the SEC’s standard of fewer than ten audit partners to be a reasonable boundary for defining an accounting firm to be a small firm. When a bank engages an accounting firm that is not a small firm to perform its external auditing program, the FDIC encourages audit partner rotation and “time out” periods, which may be achieved by incorporating them into the bank’s engagement letter with the firm.

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Section 204, which requires a registered public accounting firm that audits a public company’s financial statements to report on a timely basis to the company’s audit committee: (i) all critical accounting policies used by the company; (ii) alternative accounting treatments that the accounting firm has discussed with the company’s management along with the potential ramifications of using those alternatives, and the treatment preferred by the accounting firm; and (iii) other written communications the accounting firm has provided to the company’s management. The FDIC encourages each bank to institute these auditor reporting practices by incorporating them into its engagement letter with the auditor because effective communication between an external auditor and a bank’s audit committee (or board of directors if there is no audit committee) will assist the audit committee in carrying out its responsibilities.

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Section 206, which prohibits a registered public accounting firm from providing audit services to a public company whose chief executive officer, controller, chief financial officer, chief accounting officer or equivalent officer was employed by that accounting firm and participated in the audit of that company during the one-year period before the beginning of the current audit. The FDIC encourages each bank and its external auditing firm to comply with this conflicts of interest requirement.

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Section 301, which requires that each member of the audit committee of a public company listed on a securities exchange or Nasdaq be an independent member of the board of directors and not receive any fee from the company other than for board or committee service or be otherwise affiliated with the company or a subsidiary, and that the audit committee establish procedures for processing complaints and confidential submissions by employees regarding accounting, internal control and auditing matters. The 1999 Policy Statement and the FDIC encourage institutions to include only outside directors on the audit committee. In addition, the FDIC believes that each bank’s audit committee should establish: a mechanism for employees to submit, confidentially and anonymously, concerns about questionable accounting, internal accounting control or auditing matters; procedures for timely investigation and retention of documentation; and, where the board of directors fulfills the audit committee responsibilities, procedures for submission of employee concerns to an outside director.

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Section 302, which mandates that the SEC adopt rules that require the principal executive officer(s) and principal financial officer(s) of public companies to include certain certifications in the company’s annual and quarterly reports filed under the Exchange Act. The FDIC suggests that banks consider including with their financial statements a certification by the principal executive officer and the principal financial officer that they have reviewed the financial statements and, based on their knowledge, the statements are true and fairly present in all material respects the bank’s financial condition, results of operation, and cash flows.

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Section 303, which requires the SEC to issue rules prohibiting the officers and directors of public companies, and persons acting under their direction, from fraudulently influencing, coercing, manipulating, or misleading the company’s independent auditor in order to render the financial statements materially misleading. The FDIC strongly encourages compliance with Section 303 regardless of the type of external auditing program an institution has implemented. Improper influence over external auditing work may be deemed an unsafe and unsound practice.

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Section 401, which requires that all financial reports filed with the SEC reflect material adjustments identified by a registered public accounting firm. The reports must disclose all material off-balance sheet transactions, arrangements, obligations and relationships that may have a material current or future effect on the company. The FDIC strongly encourages banks to make all material correcting adjustments identified by external auditors regardless of the type of external auditing program the bank has implemented. If the bank issues audited financial statements, the FDIC encourages disclosure of material off balance sheet transactions to ensure that examiners and other users of the financial statements are aware of them and can include them in their evaluation of the condition and risk profile of the bank.

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Section 404, which mandates that the SEC issue rules that require all annual reports filed under Sections 13(a) or 15(d) of the Exchange Act to include certain statements and assessments related to the issuer’s internal control structures and procedures for financial reporting. The FDIC encourages banks to consider the benefits and costs of supplementing an external audit of their financial statements with an internal control assessment by management and an attestation of this assessment by the independent public accountant.

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Section 406, which mandates that the SEC adopt rules that require public companies to: (i) disclose in their periodic reports filed under the Exchange Act whether the company has adopted a code of ethics for its senior financial officers and, if not, the reasons why; and (ii) promptly disclose on Form 8-K any change to, or waiver of, the company’s code of ethics. The FDIC continues to encourage banks to adopt a code of ethics for senior financial officers. If a bank decides not to do so, the FDIC encourages it to explain, perhaps in the minutes of the board of directors, the reasons why. The FDIC also encourages periodic disclosure of the existence of a code of ethics, or lack thereof, to shareholders.

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Section 407, which mandates that the SEC adopt rules that require public companies to disclose in their periodic reports filed under the Exchange Act whether the audit committee of the company includes at least one financial expert and, if not, the reasons why. Although the FDIC does not expect a bank to disclose whether or not it has a financial expert on its audit committee, a bank may choose to make such a disclosure on its own.

While we cannot be certain of the effect of the Sarbanes-Oxley Act on the Bank’s business as yet, we are likely to experience additional costs associated with the increased levels of disclosure and compliance required under these “best practices” standards. This diversion of resources could adversely affect our financial condition and results of operations.

Administrative Actions

Following the September 11, 2001 terrorist attacks on the United States, President George W. Bush signed an executive order on September 24, 2001 that has a number of consequences for the operations of commercial banks. First, it ordered the freezing of assets of persons on a list included in the order and requires each financial institution to monitor its deposits to determine whether they should be frozen. Second, it makes it illegal to do business with any of the persons or entities named on the list. This means that the Bank is obligated to carefully screen its customers on an ongoing basis to assure that the Bank is permitted to do business with them. These types of administrative orders and similar bank regulations may increase the cost of operating the Company and it is possible that additional orders will be made, although the Company is not aware of any at this time.

Restrictions on Transactions With Insiders

Sections 23A and 23B of the Federal Reserve Act regulate transactions between insured institutions and their “affiliates” and transactions by the Bank that benefit affiliates. For these purposes, an “affiliate” is a company under common control with the institution. In general, Section 23A imposes limits on the dollar amount of such transactions, and also requires certain levels of collateral for loans to affiliates. Section 23B generally requires that certain transactions between a bank and its respective affiliates be on terms substantially the same, or at least as favorable to such bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. At this time the Bank does not have any “affiliates” other than the Company.

The restrictions on loans to directors, executive officers, principal stockholders and their related interests (collectively referred to herein as “insiders”) contained in the Federal Reserve Act and Regulation O promulgated thereunder apply to all federally insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution’s total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

Deposit Insurance Assessments

The Bank’s deposits will be insured to a maximum of $100,000 per depositor by the FDIC, except for certain retirement accounts that are insured up to $250,000. Each bank is required to pay deposit insurance premiums. The premium amount is based upon a risk classification system established by the FDIC. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern. Effective January 1, 2007, the FDIC adopted a new rule for the insurance assessment on deposits. Under the new rule the charge for annual insurance deposit assessments ranges from a minimum of 5 basis points to a maximum of 43 basis points per $100 of insured deposits depending upon the risk assessment category into which the institution falls. Insured institutions are not all allowed to disclose their risk assessment classification and no assurance can be given as to what the future level of premiums will be.

The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums could have an adverse effect on the operation expenses and result of operations of the Company. We cannot predict what insurance assessments rates will be in the future.

The FDIC is authorized to terminate a depository institution’s deposit insurance upon a finding by the FDIC that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution’s regulatory agency.

Risk-Based Capital Guidelines

The federal banking agencies have issued risk-based capital guidelines that include a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad credit risk categories. A bank’s or bank holding company’s risk-based capital ratio is calculated by dividing its qualifying total capital (the numerator of the ratio) by its risk-weighted assets (the denominator of the ratio).

Qualifying total capital consists of two types of capital components: “core capital elements” (comprising Tier 1 capital) and “supplementary capital elements” (comprising Tier 2 capital). The Tier 1 component must represent at least 50% of qualifying total capital and may consist of the following items that are defined as core capital elements: (i) common stockholders’ equity; (ii) qualifying noncumulative perpetual preferred stock (including related surplus); and (iii) minority interest in the equity accounts of consolidated subsidiaries. The Tier 2 component may consist of the following items: (i) allowance for loan and lease losses (subject to limitations); (ii) perpetual preferred stock and related surplus (subject to conditions); (iii) hybrid capital instruments (as defined) and mandatory convertible debt securities; and (iv) term subordinated debt and intermediate-term preferred stock, including related surplus (subject to limitations).

Assets and credit equivalent amounts of off-balance sheet items are assigned to one of several broad risk categories, according to the obligor, or, if relevant, the guarantor or the nature of collateral. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the institution’s total risk weighted assets that comprise the denominator of the risk-based capital ratio.

A two-step process determines risk weights for all off-balance sheet items. First, the “credit equivalent amount” of off-balance sheet items is determined, in most cases by multiplying the off-balance sheet item by a credit conversion factor. Second, the credit equivalent amount is treated like any balance sheet asset and generally is assigned to the appropriate risk category according to the obligor, or, if relevant, the guarantor or the nature of the collateral.

All banks and bank holding companies are required to meet a minimum ratio of qualifying total capital to risk weighted assets of 8%, of which at least 4% should be in the form of Tier 1 capital.

The regulatory agencies have adopted leverage requirements that apply in addition to the risk-based capital requirements. Under these requirements, banks and bank holding companies are required to maintain core capital of at least 3% of their quarterly average assets. However, an institution may be required to maintain core capital of at least 4% or 5% or possibly higher, depending upon its activities, risks, rate of growth, and other factors deemed material by regulatory authorities.

Enforcement Powers

Federal regulatory agencies have broad and strong enforcement authority reaching a wide range of persons and entities. Some of these provisions include those which: (i) establish a broad category of persons subject to enforcement under the Federal Deposit Insurance Act; (ii) establish broad authority for the issuance of cease and desist orders and provide for the issuance of temporary cease and desist orders; (iii) provide for the suspension and removal of wrongdoers on an industry-wide basis; (iv) prohibit the participation of persons suspended or removed or convicted of a crime involving dishonesty or breach of trust from serving in another insured institution; (v) require regulatory approval of new directors and senior executive officers in certain cases; (vi) provide protection from retaliation against “whistleblowers” and establish rewards for “whistleblowers” in certain enforcement actions resulting in the recovery of money; (vii) require the regulators to publicize all final enforcement orders; (viii) require each insured financial institution to provide its independent auditor with its most recent Report of Condition (“Call Report”); (ix) permit the imposition of significant penalties for failure to file accurate and timely Call Reports; and (x) provide for the assessment of significant civil money penalties and the imposition of civil and criminal forfeiture and other civil and criminal fines and penalties.

Crime Control Act of 1990. The Crime Control Act of 1990 further strengthened the authority of federal regulators to enforce capital requirements, increased civil and criminal penalties for financial fraud, and enacted provisions allowing the FDIC to regulate or prohibit certain forms of golden parachute benefits and indemnification payments to officers and directors of financial institutions.

Corrective Measures for Capital Deficiencies. The prompt corrective action regulations, which were promulgated to implement certain provisions of FDICIA, also effectively impose capital requirements on national banks, by subjecting banks with less capital to increasingly stringent supervisory actions. For purposes of the prompt corrective action regulations, a bank is “undercapitalized” if it has a total risk-based capital ratio of less than 8%; a Tier 1 risk-based capital ratio of less than 4%; or a leverage ratio of less than 4% (or less than 3% if the bank has received a composite rating of 1 in its most recent examination report and is not experiencing significant growth). A bank is “adequately capitalized” if it has a total risk-based capital ratio of 8% or higher; a Tier 1 risk-based capital ratio of 4% or higher; a leverage ratio of 4% or higher (3% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a “well capitalized” bank. A bank is “well capitalized” if it has a total risk-based capital ratio of 10% or higher; a Tier 1 risk-based capital ratio of 6% or higher; a leverage ratio of 5% or higher; and is not subject to any written requirement to meet and maintain any higher capital level(s). There is no assurance as to what capital ratios the Bank will be able to maintain.

Under the provisions of FDICIA and the prompt corrective action regulations, for example, an “undercapitalized” bank is subject to a limit on the interest it may pay on deposits. Also, an undercapitalized bank cannot make any capital distribution, including paying a dividend (with some exceptions), or pay any management fee (other than compensation to an individual in his or her capacity as an officer or employee of the bank). Such a bank also must submit a capital restoration plan to its primary federal regulator for approval, restrict total asset growth and obtain regulatory approval prior to making any acquisition, opening any new branch office or engaging in any new line of business. Additional broad regulatory authority is granted with respect to “significantly undercapitalized” banks, including forced mergers, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Additional mandatory and discretionary regulatory actions apply to “significantly undercapitalized” and “critically undercapitalized” banks, the latter being a bank with capital at or less than 2%. The primary federal regulator may appoint a receiver or conservator for a “critically undercapitalized” bank after 90 days, even if the bank is still solvent. Failure of a bank to maintain the required capital could result in such bank being declared insolvent and closed.

Community Reinvestment Act and Fair Lending Developments

The Company is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

The federal banking agencies have adopted regulations to measure a bank’s compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution’s actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact.

Allowance For Loan and Lease Losses

On December 13, 2006, the FRB and the other federal financial institution regulatory agencies issued an interagency policy statement on the allowance for loan and lease losses (the “Policy Statement”). The Policy Statement replaces a 1993 policy statement, which described the responsibilities of the boards of directors and management of banks and savings associations and of examiners regarding allowance for loan and lease losses. In addition to the Policy Statement, the accounting profession groups periodically provide guidance to the banking industry on allowance for loan and lease losses (“ALLL”) methodology.

The Policy Statement outlines the responsibility of the institution’s management and board of directors regarding their roles in maintaining ALLL at an appropriate level and for documenting its analysis. Management should evaluate the ALLL reported on the balance sheet as of the end of each quarter, or more frequently if warranted, and charge or credit the provision for loan and lease losses to bring the ALLL to an appropriate level as of each evaluation date. The determinations of the amounts of the ALLL and related provision charge should be based on management’s current judgments about the credit quality of the loan portfolio, and should consider all known relevant internal and external factors that affect loan collectability as of the evaluation date.

In carrying out its responsibility for maintaining an appropriate ALLL, management is expected to adopt and adhere to written policies and procedures that, at a minimum, ensure that: (1) the institution’s process for determining an appropriate level for ALLL is based on a comprehensive, well-documented, and consistently applied analysis of its loan portfolio; (2) the institution has an effective loan review system and controls (including an effective loan classification or credit grading system) that identify, monitor, and address asset quality problems in an accurate and timely manner; (3) the institution has adequate data capture and reporting systems to supply the information necessary to support and document its estimate of an appropriate ALLL; (4) the institution evaluates any loss estimation models before they are employed and modifies the models’ assumptions, as needed, to ensue that the resulting loss estimates are consistent with GAAP; (5) the institution promptly charges off loans, or portions of loans, that available information confirms to be uncollectible, and; (6) the institution periodically validates the ALLL methodology.

The Policy Statement also provides guidance to examiners in evaluating the credit quality of an institution’s loan portfolio, the appropriateness of its ALLL methodology and documentation, and the appropriateness of the reported ALLL in the institution’s regulatory reports. In their review and classification or grading of the loan portfolio, examiners should consider all significant factors that affect the collectability of the portfolio, including the value of any collateral.

Other Aspects of Federal and State Law

The Company is also subject to federal and state statutory and regulatory provisions covering, among other things, security procedures, technology and information security and risk assessment, currency and foreign transactions reporting, insider and affiliated party transactions, management interlocks, truth-in-lending, electronic funds transfers, funds availability, electronic banking, check image processing, financial privacy, truth-in-savings, home mortgage disclosure, and equal credit opportunity. There are also a variety of federal statutes that restrict the acquisition of control of the Company.

Important Accounting Policies

The following is a summary of the important accounting polices that will be adopted by the Bank, each of which complies with generally accepted accounting principles:

Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America will require management to make estimates and assumptions. These estimates and assumptions will affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan and lease losses. In connection with the determination of the allowance for loan and lease losses, management will obtain independent appraisals for significant properties, evaluate overall loan portfolio characteristics and delinquencies, and monitor economic conditions.

Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents we will include cash due from banks and federal funds sold. Generally, federal funds will be sold for one-day periods.

Investment Securities. Investments will be classified into the following categories:

•

Securities available-for-sale, which will be reported at market value, with unrealized gains and losses excluded from earnings and reflected, net of tax, as a separate component of shareholders’ equity in accumulated other comprehensive income.

•

Securities held-to-maturity, which management has the intent and the Bank has the ability to hold to maturity, will be carried at cost, adjusted for amortization of premiums and the accretion of discounts.

Management will determine the appropriate classification of its investments at the time of purchase and will only change the classification in certain limited circumstances. All transfers between categories will be accounted for at fair value.

Net gains or losses on the sale of investment securities, computed on the specific identification method, will be shown separately in non-interest income in the consolidated statement of income. Interest earned on investment securities will be included in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary will be recognized in earnings for all investments.

Federal Home Loan Bank Stock. Investments in Federal Home Loan Bank (“FHLB”) stock will be carried at cost and will be redeemable at par. Ownership of FHLB stock is a requirement to borrow through the FHLB.

Loans and Leases. Loans and leases will be reported at the principal amounts outstanding, adjusted for unearned income, deferred loan origination fees and costs, purchase premiums and discounts, write-downs and the allowance for loan and lease losses. Loan and lease origination fees, net of certain deferred origination costs, and purchase premiums and discounts will be recognized as an adjustment to the yield of the related loans and leases.

The accrual of interest on loans and leases will be discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest will be reversed against current income unless the loan or lease is in the process of collection. Interest received on non-accrual loans and leases will be either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans and leases will be restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Direct financing leases will be carried net of unearned income. Income from leases will be recognized by a method that approximates a level yield on the outstanding net investment in the lease.

Allowance for Loan and Lease Losses. The allowance for loan and lease losses will be maintained at a level that, in management’s judgment, is adequate to absorb loan and lease losses inherent in the loan and lease portfolio. The allowance for loan and lease losses will be increased by a provision for loan and lease losses, which is charged to expense, and reduced by charge-offs, net of recoveries. The amount of the allowance will be based on management’s evaluation of the collectibility of the loan and lease portfolio, changes in its risk profile, credit concentrations, historical trends, and economic conditions. This evaluation will also consider the balance of impaired loans and leases. A loan or lease will be considered impaired when it is probable that the Bank will be unable to collect all contractual principal and interest payments due in accordance with terms of the loan or lease agreement. Losses on individually identified impaired loans or leases will be measured based on the present value of expected future cash flows discounted at each loan or lease’s original effective interest rate. As a practical expedient, impairment may be measured based on the loan or lease’s observable market price or the fair value of the collateral if the loan or lease is collateral dependent. The amount of impairment, if any, will be recorded through the provision for loan and lease losses and will be added to the allowance for loan and lease losses. One-to-four family residential mortgages and consumer installment loans will be subjected to a collective evaluation for impairment, considering delinquency and repossession statistics, historical loss experience, and other factors.

Though management believes the allowance for loan and lease losses will be adequate, ultimate losses may vary from their estimates. However, estimates will be reviewed periodically, and as adjustments become necessary, they will be reported in earnings during periods they become known. In addition, the FDIC and the DFI, as an integral part of their examination process, will review the allowance for loan and lease losses. These agencies may require additions to the allowance for loan and lease losses based on their judgment about information available at the time of their examinations.

The Bank will maintain a separate allowance for losses related to undisbursed loan commitments. Management will estimate anticipated losses using historical data.

Sale of Loans. Gains and losses on sales of loans will be recognized at the time of sale and will be calculated based on the difference between the selling price and the allocated carrying value of loans sold. The allocation of carrying values will be determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 156, Accounting for Servicing of Financial Assets – an Amendment of SFAS No. 140. Any inherent risk of loss on loans sold will be transferred to the buyer at the date of sale.

The Bank may in the future issue various representations and warranties associated with the sale of loans. These representations and warranties may require the Bank to repurchase loans with underwriting deficiencies as defined per the applicable sales agreements and certain past due loans within 90 days of the sale.

Premises and Equipment. Premises and equipment will be stated at cost less accumulated depreciation. Depreciation will be computed using the straight-line method over the estimated useful lives of the assets. The useful lives of premises will be estimated to be forty years. The useful lives of furniture, fixtures and equipment will be estimated to be three to five years. Leasehold improvements will be capitalized and amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation will be removed from the accounts, and any resulting gain or loss will be recognized in income for the period. The cost of maintenance and repairs will be charged to expense as incurred.

Impairment of long-lived assets will be evaluated by management based upon an event or changes in circumstances surrounding the underlying assets which indicate long-lived assets may be impaired.

Other Real Estate. Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, will be charged against the allowance for loan and lease losses. A valuation allowance for losses on other real estate will be maintained to provide for temporary declines in value. The allowance will be established through a provision for losses on other real estate that will be included in other non-interest expense. Subsequent gains or losses on sales or write-downs resulting from permanent impairments will be recorded in other income or expense as incurred.

Securities Sold under Agreements to Repurchase. The Bank may sell securities under agreements to repurchase. The agreements generally will have durations of one day and will be fully collateralized. Securities sold under repurchase agreements will be recorded as short-term borrowings.

Income Taxes. Income taxes will be accounted for using the asset and liability method. Under the asset and liability method, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates would be recognized in income in the period that includes the enactment date.

Comprehensive Income. Comprehensive income will consist of net income and net change in unrealized gains on securities available-for-sale, net of tax, and will be presented in the consolidated statement of changes in shareholders’ equity and comprehensive income.

Share Based Payments or Stock Based Compensation. In December 2004 the Financial Accounting Standards Board issued SFAS No. 123 (revised) entitled Share Based Payment.

For all periods ending after December 31, 2005, both public and non-public entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Nonemployee directors acting in their role as members of the board of directors are treated as employees if those directors were (a) elected by the shareholders or (b) appointed to a board position that will be filled by shareholder election when the existing term expires. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost will be recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met.

The Company will recognize the goods acquired or services received in a share-based payment transaction when it obtains the goods or the services are received. As the goods or services are disposed of or consumed, the Company will recognize the related costs.

Earnings Per Share. Basic earnings per share (“EPS”), which excludes dilution, will be computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS will reflect the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method will be applied to determine the dilutive effect of stock options in computing diluted EPS.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, for each of our directors and executive officers and five of our organizers who are not directors (i) the number of shares beneficially owned by each such person as of July 10, 2008; (ii) the percentage of shares of our common stock beneficially owned by each such person as of the date of July 10, 2008; (iii) number of shares of each such person is committed to purchase in this offering; (iv) the total anticipated share ownership of such person following this offering; (v) the percentage of our outstanding shares such person would own after the minimum offering assuming all anticipated shares purchases are made, and (vi) the percentage of our outstanding shares such person would own after the maximum offering assuming all anticipated share purchases are made. The amounts that are anticipated to be purchased in this offering include shares that may be purchased through individual retirement accounts and by affiliates of our directors and executive officers. As set forth below, in the event of the maximum offering, our directors will own 7.88% of the capital stock of Gateway Pacific Bancorp. The mailing addresses for such directors and officers shall be the Company’s mailing address.

Name	Share Ownership July 10, 2008	% Share Ownership July 10, 2008	Shares to be Purchased in Offering	Total Share Ownership Following Offering	% Share Ownership – Minimum Offering	% Share Ownership – Maximum Offering
Beneficial Owner
Thani Adem	7,088	5.96%	0	7,088	0.44%	0.34%
Isaias D. Aguinaldo, Jr. (1)	7,500	6.30%	0	7,500	0.46%	0.36%
Alfredo B. Biteng, Jr. (1)	10,000	8.40%	0	10,000	0.62%	0.49%
Debra Garcia (2)	7,206	6.06%	294	7,500	0.46%	0.36%
Erwin Martinez (1)	9,000	7.56%	0	9,000	0.56%	0.44%

Directors
Garry D. Barnes	0	0.00%	1,000	1,000	0.06%	0.05%
Harold K. Brown (1)	2,500	2.10%	2,500	5,000	0.31%	0.24%
Alex C. Carolino, Sr. (1)	32,500	27.31%	62,500	95,000	5.87%	4.62%
Crisostomo B. Garcia (2)	3,000	2.52%	3,000	6,000	0.37%	0.29%
Nicholas E. Inzunza	0	0.00%	5,000	5,000	0.31%	0.24%
Teresita L. Paje (1)	3,382	2.84%	6,618	10,000	0.62%	0.49%
Edward F. Plant (2)	0	0.00%	15,000	15,000	0.93%	0.73%
Ditas D. Yamane (1)	5,000	4.20%	10,000	15,000	0.93%	0.73%
Robert Yee (1)	5,000	4.20%	5,000	10,000	0.62%	0.49%

Other Executive Officers
Chris J. Renko	0	0.00%	0	0	0.00%	0.00%
Kirk S. Colburn	0	0.00%	0	0	0.00%	0.00%
All directors and executive officers as a group (11 persons)	51,382	43.18%	110,618	162,000	10.01%	7.88%

(1)	The shares purchased by the named individual will be owned jointly or as community property by the named individual and his or her spouse.

(2)	The shares purchased by the named individual will be owned and held in a trust.

MANAGEMENT

The following sets forth certain information about our directors and executive officers.

Directors

HAROLD K. BROWN, age 74, is and has been the President of BTW Development, a real estate and land development company, since 1995. Mr. Brown was previously an administrator at San Diego State University from 1971 to 2004 and an Associate Dean of the College of Business Administration at San Diego State University from 1980 to 2004. He was also a Commercial Loan Officer for Marine Midland Bank in New York from 1969 to 1971. Mr. Brown earned a Bachelor of Arts degree and a General Secondary Teaching Credential from San Diego State University. He also earned a Master of Business Administration degree from Fordham University of New York and completed selected course work toward a Ph.D. degree in Executive Management and Administration from Claremont Graduate School, Claremont, California. Mr. Brown has served on many civic boards throughout the city of San Diego and has received numerous awards for his outstanding leadership.

ALEX C. CAROLINO, SR., age 47, is the founder and has been the Chief Executive Officer of Carolino Construction Corporation, a construction firm involved in residential land developments, building of small in-fill residential housing tracts and public works projects, since 2002. Mr. Carolino is also the Owner and President of Venture One Mortgage Corporation which he founded in 1992, and was a recipient of the Outstanding Business Award by the Filipino American Chamber of Commerce for his work with Venture One Mortgage Corporation. Since 1998, Mr. Carolino has served as the President and Chief Executive Officer of Carolino Capital Corporation, which does business as Homequest Properties, a real estate company. Mr. Carolino earned a Bachelor of Science degree in Civil Engineering from Manuel L. Quezon University (Philippines) and a Bachelor of Science degree in Sanitary Engineering from National University, Manila, Philippines. He has undertaken graduate courses toward a Master of Science in Civil Engineering from the University of the Philippines. Mr. Carolino holds a California Real Estate Broker’s license and a California General Building and Engineering Contractor’s license.

CRISOSTOMO B. (TOM) GARCIA, age 59, is a retired professor since 1993. He is also a member of the Tech Coast Angels, a San Diego-based group of investors that target emerging companies. Dr. Garcia previously was a professor at the University of Chicago, Graduate School of Business for twenty years. He also consulted and served as an officer in a number of companies while at the University of Chicago. He served as the President of Pension Master, Inc. and as the Senior Vice President for Investment Research Company. Dr. Garcia co-founded a quantitative money management program that was sold to the United Asset Management. Dr. Garcia earned a Bachelor of Science degree in Mathematics from the University of the Philippines, and a Master’s of Science degree in Computer Science and a Ph.D degree in Operations Research and Statistics from Rensselaer Polytechnic Institute.

NICHOLAS E. INZUNZA, age 36, is a real estate developer and investor primarily in multi-family housing in the San Diego County area. He is the founder and sole owner of Inner City Redevelopment, a real estate consulting firm. Mr. Inzunza was the Mayor of National City, California for the 2002-2006 term. He served as Councilman of the City of National City from 2001-2002. Mr. Inzunza is a former member of the Board of Directors of Seacoast Commerce Bank in Chula Vista, where he served on the Marketing and CRA Committees for two and a half years. Mr. Inzunza attended San Diego State University and studied Political Science. He is the Founding President of Auto Trader de Mexico, an advertising magazine company. He is a board member of the San Diego Foundation Charitable Real Estate Fund.

TERESITA L. PAJE, age 51, is a Financial Services Specialist with Independent Capital Management, a financial planning company based in San Diego, California. Ms. Paje is a registered representative offering securities through AIG Financial Advisors, Inc., a member of FINRA/SIPC. She holds Series 6 and 63 licenses from FINRA. Ms. Paje was previously a Financial Advisor for American Express in La Jolla, California from January 2002 to March 2002 and from 1981 to 2002 she worked in accounting and payroll for SDG&E/Sempra Energy. Ms. Paje earned a Bachelor of Science degree in Business Administration, with a specialization in Accounting from the University of La Salette in the Philippines. Her work experience as an accountant in the Philippines and an external bank auditor for San Buenaventura and Co., CPAs, in Makati, Philippines focused on banking. She earned a Master of Business Administration degree in Financial Management from National University. Her passion to make a difference in people’s lives inspired her to organize San Diego Premier Lions Club, a humanitarian organization.

EDWARD F. PLANT, age 68, is the majority owner and has been the President of San Diego Refrigerated since 1981 and Chief Financial Officer of PLA ART International dba San Diego Cold Storage since 1996, firms that provide storage and trans-shipment services to users of the Port of San Diego. Mr. Plant also operates and has operated Harborside Refrigerated Services, operating a refrigerated warehouse which allows the Port of San Diego to store fruits and vegetables from South America and Australia, since 1996. Mr. Plant is a director of the National City Chamber of Commerce, where he also serves as the Chairman for the chamber’s Economic Development Committee. Mr. Plant is a member of the International Association of Refrigerated Services, member of the San Diego State University President’s Council, member of the World Trade Center-San Diego, and member of the San Diego Chamber of Commerce and a member of that chamber’s transportation and energy committees. Mr. Plant previously served as a director and as a member of the Audit and Loan Committees for San Diego Community Bank (formerly known as First International Bank), Chula Vista, California, from 2000 through 2006. Mr. Plant earned a Bachelor of Arts degree in Business Administration from San Diego State University.

DITAS D. YAMANE, age 49, is the co-founder and co-owner of The Phone Shop, an independent telecommunications equipment sales and service company formed in 1990. Ms. Yamane is the President/Broker of National City Realty Services, a real estate services firm based in National City, California and has been the owner of DR Marketing & Promotions, a marketing firm that publishes a Filipino-focused magazine in the San Diego area and National City Times Newspaper, since August 2005. Ms. Yamane is the President of the National City Chamber of Commerce, and the founding President of the Filipino American Business Association of San Diego County. She also serves on the National City Housing and Community Development Commission and advisory boards to the National City Police Department and President of San Diego State University. Ms. Yamane previously worked in television production, advertising and promotions. Ms. Yamane earned a Certificate of Community Economic Development from the College of Business Administration at San Diego State University and a Certificate of Non Profit Management from Chapman University.

ROBERT YEE, age 38, is the President and board member of MLY Whole Foods, Inc. dba Goldilocks Bakery and Restaurant, an international bakery, cake shop, and restaurant which has existed since 1966. From 1998 to the present, Mr. Yee has served as the Director of Technical Services for MC Business Development, a company responsible for maintaining Goldilocks trademark and providing various services to the affiliates of Goldilocks stores in the U.S. Since 2000, Mr. Yee has served as the President and board member of Clarmil International Corporation, which owns commercial and residential real estate. From 1998 to the present, Mr. Yee has served as a board member of Clarmil Manufacturing Corporation, which manufactures all bakery and USDA products for all affiliate Goldilocks stores in California. Since 2002, Mr. Yee has been the Director of Finance of CTY Associates, Inc., which owns franchises of Cold Stone Creamery stores in Northern California. Since 2004, Mr. Yee has been an Executive Partner of RBR Capital Group, a real estate corporation and since 2005, has been the President of O’hungry’s Inc., an independent restaurant in Old Town, San Diego. Mr. Yee earned a Bachelor of Science degree in Food Science and Technology, Magna Cum Laude, from Cal Poly State University in San Luis Obispo, California.

Executive Officers

GARRY D. BARNES, age 64, who will serve as our President, Chief Executive Officer and director, served as President and Chief Executive Officer of Holladay Bank & Trust, Salt Lake City, Utah from February 2005 to October 2006 as well as six months in 2002. Prior to that he served as the Regional Vice President and Credit Administrator of Rabobank Group for the 25 branches located in the area from Calexico to Fresno from 2002 to 2005. Mr. Barnes also served as the Vice President and Manager of Community First National Bank’s $250 million Small Business Lending Division from 1997 through 2001 and served as Senior Vice President and Regional Manager of Imperial Bank’s commercial business lending activities in Arizona, Nevada, Oregon and Washington from 1996 to 1997. Mr. Barnes served as the Vice President and Manager of First Interstate Bank’s Specialty Wholesale Lending group from 1995 to 1996. Mr. Barnes earned a Bachelor of Science degree in Business Finance from Boise State University and is a graduate of the Pacific Coast Bankers School, Graduate School of Banking at the University of Washington. Mr. Barnes is a member of the Editorial Committee of the Western Independent Bankers and was on the National Advisory Council for the U.S. Small Business Administration and is the recipient of the U.S. Small Business Association “Financial Services Advocate” award in Arizona. Mr. Barnes has also been a consultant to the Russian Central Bank. Further, he has been a university instructor and a published author. As a public speaker, Mr. Barnes has conducted over 2,500 seminars. Mr. Barnes also hosted a radio talk show in Phoenix, Arizona for several years.

CHRIS J. RENKO, age 60, who will serve as our Chief Credit Officer, has over 30 years of commercial banking experience, including major bank training, independent bank bottom-line accountability and extensive lending experience, all in the San Diego market. Mr. Renko was a Business Relationship Manager for 1st Centennial Bank in San Diego, California from 2005 to 2007. Prior to that he served as a Senior Vice President and Chief Credit Officer for Ramona National Bank from 2002 to 2004. From 1999 to 2003, he served as Senior Vice President and Credit Administrator of 1st Centennial Bank, successor to Palomar Community Bank. Prior to that he was with Union Bank of California since 1997 and has served as a senior officer of various financial institutions with responsibilities in commercial lending and credit administration. Mr. Renko is a graduate of the Wells Fargo Bank Management program and is a member of the State of California Small Business Development Corporation Loan Committee.

KIRK S. COLBURN, age 42, who will serve as our Chief Financial Officer, has more than 15 years of banking experience, including serving as the Chief Financial Officer for three commercial banks. Prior to joining Gateway Pacific Bancorp in October 2007, Mr. Colburn served as the Senior Vice President and Chief Financial Officer for International City Bank of Long Beach, California since October 2005. From 2003 to 2005, he served as Chief Financial Officer of Silvergate Capital Corp. in La Jolla, California. From 2001 to 2003, Mr. Colburn served as Chief Financial Officer of Stonewood Holdings, an upscale restaurant chain in Ormond Beach, Florida. From 1996 to 2000, Mr. Colburn served as Senior Executive Vice President and Chief Financial Officer for WestStar Bank in Vail, Colorado and as the Senior Vice President and Secretary of the bank’s publicly traded holding company, Vail Banks, Inc. Previously, Mr. Colburn was a Commissioned Bank Examiner with the Denver Branch of the Kansas City Federal Reserve Bank, from 1990 to 1996. Mr. Colburn earned a Bachelor of Science in Business Administration (Finance) degree from Colorado State University and a Masters in Business Administration degree from the University of Denver.

Board Committees and Director Independence

Our board of directors of the Company has determined that a majority of our current directors are “independent” as that term is defined in the Nasdaq Stock Market LLC listing standards. Specifically, the board of directors of the Company has determined that all of our directors other than Garry D. Barnes, our President and Chief Executive Officer, are independent. Further, we intend to maintain at least a majority of our board as independent directors at all times. From time to time the board of directors of the Company appoints and empowers committees to carry out specific functions on behalf of the board of directors of the Company. The following describes the current committees of the board and their members:

Loan Committee - Bank. The Board of directors of the Bank expects to elect an initial loan committee (the “Loan Committee”) whose members will be Garry D. Barnes, Alex C. Carolino, Sr. (Chair), Kirk S. Colburn (non-voting member), Nicholas E. Inzunza, Teresita L. Paje, Edward F. Plant, Chris J. Renko (non-voting member), and Ditas D. Yamane. The responsibilities of the Loan Committee will include reviewing and recommending loan policies to our board of directors, implementing and monitoring adherence to these policies, and reviewing our loan portfolio performance, loan classifications and the adequacy of loan loss reserves. The Loan Committee will also serve as the first level of review, and approval or denial, with respect to all loan transactions exceeding the lending authority of our President and Chief Credit Officer.

Asset-Liability and Investment Committee - Bank. The Board of directors of the Bank expects to elect an initial investment, asset and liability committee (the “Asset-Liability Committee”) whose members will be Garry D. Barnes, Harold K. Brown (Chair), Alex C. Carolino, Sr., Kirk S. Colburn (non-voting member), Chris J. Renko (non-voting member), Ditas D. Yamane, and Robert Yee. The responsibilities of the Asset-Liability Committee will include reviewing and recommending investment policies to the Board, implementing and monitoring adherence to these policies, and reviewing the adequacy of the Bank’s liquidity. The Asset-Liability Committee will also oversee actions relating to interest rate and liquidity risk. In addition, the Asset-Liability Committee will review and determine whether to approve management strategies regarding interest risk exposure, investment securities, derivatives transactions, deposit programs, and lending initiatives.

Audit Committee – Bank and Company. Our board of directors expects to elect an initial audit, credit review and compliance committee (the “Audit Committee”) whose members will be Alex C. Carolino, Sr., Crisostomo B. Garcia, Teresita L. Paje, and Ditas D. Yamane. The Audit Committee will be responsible for safety and soundness issues relating to the management of the Bank and Company. The Audit Committee will be responsible for evaluating our operational procedures and controls and for hiring and overseeing our external auditor. The Audit Committee will review our internal audit policies and procedures as well as those established by regulatory authorities or recommended by independent accountants, auditors or outside counsel. The Audit Committee will directly monitor and oversee our independent auditors, and the timeliness, thoroughness and accuracy of reports prepared by our management.

The Board has determined that each member of the Audit Committee has sufficient accounting or related financial management expertise to serve on the Committee and that Crisostomo B. Garcia meets the qualifications of an “audit committee financial expert” as such term is defined in the rules and regulations of the Securities and Exchange Commission. The members of the Audit Committee are all independent directors. In determining the independence of the members of the Audit Committee we used the definition of independence set forth in the listing standards of the Nasdaq Stock Market LLC.

Compensation Committee – Bank and Company. Our board of directors will act as the compensation committee to elect an initial compensation, human resources and personnel committee. The Board will review and approve our management’s recommendations for title, promotion and incentive plans and other employee benefits. The Board will also review and oversee total compensation and personnel practices to ensure that the Bank is competitive and meets all regulatory requirements. The Board has not consulted with any officer regarding compensation matters other than it has consulted with Mr. Barnes regarding the compensation arrangements with Mr. Renko and Mr. Colburn and has followed his suggestions with respect to their compensation arrangements and structuring their employment arrangements.

Remuneration of Organizers, Directors and Certain Officers

Organizers. Our organizers were instrumental in the formation of the Bank and the Company, although not all of them will serve as directors of the Bank or the Company. None of our organizers have received any cash or other remuneration for their services in the organizational process to date, nor have we retained any of our organizers to provide goods or services to the Bank for compensation, except for one who has provided limited legal services. Alex C. Carolino, Sr., chairman of the Board, has provided free office space to the Company’s executive officers.

In accordance with our stock option plan and in recognition of their having provided seed money for the organization of the Bank, upon the close of this offering, and subject to shareholder approval of the Gateway Pacific Bancorp 2008 Stock Plan (the “Plan”), we expect to issue up to approximately 93,308 stock options to our organizers (“Organizer Options”). Each organizer is expected to receive Organizer Options to purchase shares of common stock at an exercise price of $10.00 per share, in a quantity proportionate to such organizer’s level of time, effort and advancement of funds for the organization of the Bank. See “Stock Option Plan and Stock Options,” below.

Directors. For the foreseeable future, we do not intend to pay our directors for services rendered in such capacity. However, upon the opening of the Bank, in accordance with our stock option plan (subject to certain different provisions) and in recognition of their personal commitment and anticipated service to the Bank and the Company, we expect to grant 135,309 options to our directors (“Director Options”). The specific number of Director Options expected to be granted to each director is relative to their anticipated level of service on our board of directors and other factors. Mr. Barnes will not be eligible for Director Options. The exercise price for each of the Director Options will be $10.00 per share. See “Stock Option Plan and Stock Options,” below.

Officers and Others. Upon the opening of the Bank, we expect to issue 113,330 to 143,955 stock options to our executive officers (“Officer Options”), in accordance with our stock option plan (subject to certain different provisions required by their employment agreements) and in recognition of their personal commitment and anticipated service to the Bank. We expect to issue 48,570 Officer Options to Mr. Barnes, 32,380 Officer Options to Mr. Colburn and 32,380 Officer Options to Mr. Renko in the event of the minimum offering and 61,695, 41,130, and 41,130, respectively, in the event of the maximum offering. The exercise price for each of the Officer Options will be $10.00 per share. See “Stock Option Plan and Stock Options,” and “ – Compensation Pursuant to Employment Agreements,” below.

Summary Compensation Table

The following table sets forth the compensation of our President and Chief Executive Officer, Chief Financial Officer, and Chief Credit Officer for the year ended December 31, 2007 and year ended December 31, 2006, if applicable. Gateway Pacific Bancorp had no other executive officers at December 31, 2007.

Name and Principal Position	Year	Salary	Bonus		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Garry D. Barnes (1)	2007	$147,500						$39,300	(5)	$186,800
President and Chief Executive Officer	2006	$12,291	$5,000	(4)				$3,300	(6)	$20,591
Kirk S. Colburn (2) Chief Financial Officer	2007	$22,112	$20,000	(4)				$4,260	(7)	$46,372
Chris J. Renko (3) Chief Credit Officer	2007	$20,000						$1,679	(8)	$21,679

(1)	Mr. Barnes commenced providing consulting services in December 2006.

(2)	Mr. Colburn commenced providing consulting services in October 2007.

(3)	Mr. Renko commenced providing consulting services in November 2007.

(4)	The amount represents a signing bonus received by the individual.

(5)	The other compensation is comprised of a living allowance of $26,000, a vehicle allowance of $6,500, and medical benefits coverage of $6,800.

(6)	The other compensation is comprised of a living allowance of $2,000, a vehicle allowance of $500, and medical benefits coverage of $800.

(7)	The other compensation is comprised of a vehicle allowance of $1,750 and medical benefits coverage of $2,510.

(8)	The other compensation is comprised of a vehicle allowance of $1,500 and medical benefits coverage of $179.

Compensation For Interim Consulting

We have agreed to compensate Mr. Barnes, Mr. Renko, and Mr. Colburn for consulting services rendered in connection with organizing the Bank and the Company. Under the terms of Mr. Barnes’ consulting agreement, he is compensated $12,291.68 per month, with such fee prorated for any partial month, during the term of his agreement. Mr. Barnes received a $5,000 signing bonus. Mr. Barnes is reimbursed up to $800 per month for family medical benefits coverage. During the term of his consulting agreement, Mr. Barnes also receives a vehicle allowance of $500 per month. He receives a living allowance of $2,000 per month. Mr. Barnes is also to be reimbursed for reasonable business expenses incurred during the performance of his services under his consulting agreement, provided that any reimbursement of any single expenditure in excess of $1,000 or in an aggregate amount in excess of $2,500 per month requires the prior written approval of the board, board committee, or chairman of the board. If Mr. Barnes is terminated by the Company for any reason other than “for cause” and without the employment agreement with the Bank becoming effective, he will be entitled to receive a lump sum payment of $73,550.08, provided such amount will be reduced if the date 6 months from the date of termination is after December 31, 2007, and entitled to any living allowance otherwise payable for the remainder of the term of any lease agreement binding on Mr. Barnes for his principal residence in San Diego County.

Mr. Colburn and Mr. Renko are compensated $11,875, and $10,000 per month, respectively, with such fee prorated for any partial month during the term of the agreements. Mr. Colburn also received a $20,000 signing bonus. Each of these individuals are also to be reimbursed for reasonable business expenses paid by them during the performance of their services under the consulting agreements, and such reimbursement requires the prior written approval of the Company’s board of directors, board committee, chairman of the board, or proposed Chief Executive Officer of the Bank. Mr. Colburn and Mr. Renko are each provided a vehicle allowance of $500 per month.

Compensation Pursuant to Employment Agreements

General. The Bank has entered into written employment agreements with each of our proposed President and Chief Executive Officer, Chief Financial Officer and Chief Credit Officer. The provisions of each of those agreements are summarized below. All of the terms of these employment agreements are subject to regulatory review and may be changed as a result of such review.

Employment Agreement with President and Chief Executive Officer. Our proposed President and Chief Executive Officer, Mr. Barnes, entered into a three-year employment agreement with the Bank effective on the first day the Bank opens for business. Mr. Barnes receives a base salary of not less than $12,291.67 per month for the first three months of employment and then a base salary of $13,333.33 per month thereafter. His employment agreement entitles him to receive a signing bonus of $20,000 within 5 business days after the Bank opens for business. He is also entitled to receive a number of options to purchase shares of common stock of the Company equal to 3% of the total number of shares that are fully paid, issued and outstanding on the effective date of his employment. The exercise price for such options shall be fair market value thereof at the date of issuance. The options shall vest in accordance with the FDIC Statement of Policy regarding Applications for Deposit insurance, vesting no more than 1/3 per year, with a stated term of 10 years. His employment agreement also entitles him to participate in the same bonus plans as provided to other senior executive officers of the Bank.

The Bank agrees to provide Mr. Barnes with an automobile for his use. The Bank agrees to obtain insurance coverage for such vehicle, on terms mutually agreed to by Mr. Barnes and the Bank. In the event of termination, Mr. Barnes will return the automobile to the Bank and execute any necessary documents to confirm the Bank’s ownership of the automobile. During the term of the employment agreement, should Mr. Barnes sell his primary residence in Utah and relocate to California, his employment agreement entitles him to receive a moving allowance, which will reimburse him for 50% of any customary and reasonable realty fee actually paid by him relating to the sale of his primary residence and 50% of his actual and reasonable moving expenses. The Bank also agrees to provide him with a living allowance equal to $1,000 per month for a six month period commencing when the Bank opens for business. Mr. Barnes is entitled to receive the same medical benefits as are provided to other employees of the Bank. He accrues 10 paid sick days annually, which cannot be carried over from year to year. He also accrues 20 days of paid vacation per year, which can be carried over to the next year, provided however, when he has accrued a total of 20 days of paid vacation, he will cease to accrue further paid vacation until the accrued vacation has fallen below the maximum accrual amount of 20 days. Mr. Barnes is entitled to reimbursement for all reasonable expenses incurred by him during the term of his employment for all reasonable travel and other business related expenses in performing his obligations under the employment agreement in accordance to the Bank’s travel and business expense policy and any guidelines set by the Bank’s board of directors from time to time.

Mr. Barnes’s employment agreement also entitles him to receive compensation in the event his employment is terminated, in certain circumstances depending on the reason for termination. Upon termination for cause, disability, death, or through expiration of the term of employment, the Bank shall not have any further obligations to Mr. Barnes except payment for his base salary accrued through the date of termination or expiration. Upon termination of employment due to resignation, the Bank shall pay Mr. Barnes for his base salary and any other compensation or benefits that accrued through the effective date of his resignation. Upon termination of his employment by the Bank without cause, provided that Mr. Barnes executes a release of claims against the Bank and its affiliates, has not instituted any suit and is not otherwise in breach of the employment agreement, he will be entitled to receive a severance payment equal to 12 months of his then payable base salary and the remaining living allowance, if any.

Employment Agreements with Chief Financial Officer and Chief Credit Officer. Our proposed Chief Financial Officer, Mr. Colburn, and Chief Credit Officer, Mr. Renko, each entered into an indefinite term employment agreement with the Bank, effective on the first day the Bank opens for business, with terms substantially similar to those in the agreement with Mr. Barnes, except as noted. They are employees of both the Bank and the Company. They receive a base salary of not less than $11,875 and $10,000 per month, respectively. They are also entitled to receive a number of options to purchase shares of common stock of the Company equal to 2% of the total number of shares that are fully paid, issued and outstanding on the effective date of their respective employment. Mr. Colburn’s employment agreement provides for a signing bonus equal to $20,000. In the event Mr. Colburn’s employment is terminated during the first 12 months of the term of employment, he shall reimburse the Bank for all $20,000 of such bonus. Mr. Renko is not entitled to a signing bonus. Their employment agreements entitle them to receive the same medical benefits as are provided to other employees of the Bank. They accrue 20 days of paid vacation annually. They are each provided a vehicle allowance of $500 to operate a vehicle on the Bank’s business. Upon termination of employment for cause, without cause, disability, or death, the Bank shall not have any further obligations to them except payment for their base salary accrued through the date of termination. Upon termination of employment due to resignation, the Bank shall pay them for their base salary and any other compensation or benefits that accrued through the effective date of their resignation. If a transaction involving the Bank or the Company results in more than 50% of the voting stock being owned by persons who were not owners of voting stock of the Company prior to the transaction, and if Mr. Colburn is terminated without cause, provided that he executes a release of claims against the Bank and its affiliates, has not instituted any suit and is not otherwise in breach of the employment agreement, he will be entitled to receive a severance payment equal to 6 months of his then payable base salary.

Transactions with Directors and Executive Officers

We anticipate that our directors, and the companies with which they are associated, will engage in banking transactions with the Bank in the ordinary course of business. It is the firm intention of our board of directors that any loans and commitments to lend included in such transactions will be made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other third parties of similar creditworthiness.

CAPITAL STOCK

General

The authorized capital stock of the Company consists of 10,000,000 shares of no par value common stock and 10,000,000 shares of preferred stock. Initially, it is proposed that the Company issue between 1,500,000 to 1,937,500 shares of common stock at a sale price of $10.00 per share. The designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof of our common stock are described below.

Common Stock

Each share of our common stock will have the same rights, privileges and preferences as every other share and will be entitled to participate in any liquidation, dissolution or winding up on a pro rata basis. Our common stock will have no conversion or redemption rights or sinking fund provisions. Each share of our common stock will participate equally in dividends. Our common stock will not be eligible as collateral for a loan by the Bank. See “ – Dividends,” below.

Dividends

As a bank holding company that will initially have no significant assets other than our equity interest in the Bank, our ability to declare dividends will depend primarily upon dividends we receive from the Bank. The dividend practice of the Bank, like our dividend practice, will depend upon its earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by the Bank’s board of directors at the time. The Bank does not intend to pay any cash dividends in its early years of operations.

Our Board presently intends that no cash dividends will be declared during the early stages of the Bank’s development. Each share of our common stock will be entitled to participate equally in dividends, if we declare dividends.

Gateway Pacific Bancorp will be entitled to receive dividends as and when declared by the Bank’s board of directors, out of funds legally available for the payment of dividends and as specified and limited by the California Financial Code. Under Section 642 of the California Financial Code, neither a bank nor any majority-owned subsidiary of a bank may make any distribution to its shareholders in an amount which exceeds the lesser of a bank’s retained earnings or a bank’s net income for its last three fiscal years (less any distributions to shareholders made during such period). Under Section 643 of the California Financial Code, a bank or a majority-owned subsidiary of a bank may, with the prior approval of the Commissioner, make a distribution to its shareholders in an amount not exceeding the greater of: (a) the bank’s retained earnings; (b) the bank’s net income for its last fiscal year; or (c) the bank’s net income for its current fiscal year. Under Section 644 of the California Financial Code, a bank may: (a) with the prior approval of the Commissioner, make a distribution to its shareholders by means of redeeming its redeemable shares; and (b) with the prior approval of the Commissioner as well as the bank’s outstanding shares, otherwise make a distribution to its shareholders in connection with a reduction of its contributed capital. If the Commissioner finds that the Bank’s shareholders’ equity is not adequate or that the payment of a dividend would be unsafe or unsound for the Bank, the Commissioner may order the Bank not to pay a dividend.

The FDIC also has the authority to prohibit a bank from engaging in business practices considered by the FDIC to be unsafe or unsound. For instance, the FDIC Statement of Policy on Applications for Deposit Insurance states that during the first three years of operations, cash dividends shall be paid only from net operating income, and shall not be paid until an appropriate allowance for loan and lease losses has been established and overall capital is adequate. It is possible, depending upon the Bank’s financial condition and other factors, that the FDIC could assert that the payment of dividends or other payments might under some circumstances be such an unsafe or unsound practice and thereby prohibit such payment, even if its own guidelines would otherwise be met. Certain federal regulatory agencies also retain discretion to prohibit the payment of cash dividends in appropriate circumstances in order to, among other things, preserve our capital base. See “Supervision and Regulation,” above.

Gateway Pacific Bancorp’s ability to pay dividends is also limited by state corporation law. The California General Corporation Law prohibits Gateway Pacific Bancorp from paying dividends on the common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend the sum of Gateway Pacific Bancorp’s assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities and the current assets of Gateway Pacific Bancorp would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense of the two preceding fiscal years was less than the average of its interest expense of the two preceding fiscal years, at least equal to 125% of its current liabilities.

We cannot currently pay cash dividends because we have no retained earnings. Even if legally available, no assurance can be given that we will pay dividends.

Voting Rights

Each share of our common stock will be entitled to one vote at any meeting of shareholders except in the election of directors where shareholders have cumulative voting rights, meaning that, as to any candidates whose names are placed in nomination prior to voting, a shareholder has the right to vote the number of shares owned for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as the number of directors multiplied by the number of shares owned or to distribute such votes on the same principle among as many candidates as the shareholder deems appropriate. However, cumulative voting will be dispensed with unless a shareholder gives notice at the shareholders’ meeting of such shareholder’s intention to cumulate votes. If any one shareholder gives notice of an intention to cumulate votes, then all shareholders may cumulate their votes for candidates in nomination.

Preemptive Rights

Our common stock will not have preemptive rights. Among other things, this means that investors in this offering will not have a right to subscribe in later capital offerings. Consequently, their percentage interest in the Company may be diluted by such offerings. Therefore, future shares of our common stock may be offered to the investing public, officers, directors, and/or to existing shareholders, in the discretion of our board of directors, appropriate in the proper exercise of its fiduciary duties.

Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock from time to time, in one or more series. In general, our board of directors has broad discretion to designate the terms of each series of preferred stock prior to its issuance, including the right to dividends and the terms, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences, privileges and restrictions, as well as the number of shares constituting each series and the designation thereof. No shares of preferred stock have been previously issued or are currently outstanding and the Company has no plans to issue preferred stock in the foreseeable future.

STOCK OPTION PLAN AND STOCK OPTIONS

General

Our board of directors intends to adopt a stock incentive plan, the Gateway Pacific Bancorp 2008 Stock Plan (the “Plan”), and intends to issue stock options under the Plan, subject to shareholder approval, following completion of this offering. The Plan provides for the grant of incentive stock options to selected employees of the Company and/or the Bank and nonstatutory stock options to our and our subsidiaries’ organizers, directors and selected employees and consultants. Our board of directors realizes that it is vitally important to the success of any new bank, such as the Bank, to attract highly qualified bankers, who in some cases may be leaving more secure employment positions or may currently be operating their own businesses. The Plan was established, in part, as an incentive for such individuals to join, and to remain and prosper with, the Bank. Our directors and executive officers plan to closely monitor the status of current and developing laws and regulations relating to the issuance and expensing of stock options and related matters, and they intend to fully comply with all such existing and future laws and regulations and to fully and accurately inform our shareholders of such matters as they may relate to our business and financial status. Among other things, the Plan is subject to the FDIC’s Statement of Policy on Applications for Deposit Insurance and in the event that the FDIC’s interpretation of that policy requires modifications in the terms of the options issued under the Plan, the Plan requires that those changes be made.

The initial stock option grants which we plan to allocate to our organizers, directors and executive officers are discussed above under “Management – Remuneration of Organizers, Directors and Certain Officers – Organizers,” “Management – Remuneration of Organizers, Directors and Certain Officers – Directors,” and “Management – Remuneration of Organizers, Directors and Certain Officers – Officers and Others,” as well as below under “– Summary of Initial Stock Option Grants,” “– Provisions of Organizer Options,” “– Provisions of Directors Options,” and “– Provisions of Officer Options.” Our board of directors will allocate additional incentive stock options to certain other officers and employees, both to provide incentive options to these individuals to join the Bank initially as well as to grant them a share in our future success as a reward for their efforts in that regard. Nonstatutory stock options will be granted to directors from time to time to incentivize such persons and recognize their contributions to the Bank’s business.

Incentive stock options granted under the Plan will be intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder. Nonstatutory stock options granted under the Plan are not intended to qualify as incentive stock options under the Code. See “– Certain Federal Income Tax Information With Respect to Options,” below, for a discussion of the tax treatment of these two types of stock options.

In December 2004, Financial Accounting Standards Board revised Statement of Financial Accounting Standard 123 and issued it under its new name, “Share-Based Payment” (the “Statement”). The Statement eliminates the alternative to use APB Opinion 25’s intrinsic value method of accounting. Instead, the Statement generally requires entities to recognize the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. The impact of the Statement is that the grant-date fair value of the award is generally charged as an expense over the time period during which the options vest. This will delay the Bank’s becoming profitable, and if it does become profitable, will reduce earnings while options are vesting.

Administration

The Plan will be administered by our board of directors unless and until our board of directors delegates administration to one or more committees composed of one or more members of our board of directors and, in the discretion of our board of directors, two or more non-employee directors (the “Stock Plan Committee”). If administration is delegated to a Stock Plan Committee, the Stock Plan Committee will have, in connection with the administration of the Plan, the powers possessed by our board of directors, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by our board of directors. Our board of directors may abolish the Stock Plan Committee at any time and revest in our board of directors the administration of the Plan.

Under the Plan, our board of directors will have the power to determine which persons are eligible to receive options under the Plan, whether options granted will be incentive stock options or nonstatutory stock options, the provisions of each option, generally to construe and interpret the Plan and the options granted under it, and whether and in what manner to amend the Plan or any option granted thereunder.

Shares Subject to the Plan

The Company’s common stock that may be sold pursuant to options under the Plan shall not exceed, in the aggregate, 30% of the total number of shares of our common stock outstanding as of the date the Bank opens for business. If the minimum number of shares is sold in this offering, the number of shares subject to the Plan will be 485,700. If the maximum number of shares is sold in this offering, the number of shares subject to the Plan will be 616,950. If any option expires or terminates, in whole or in part, without having been exercised in full, or if any unvested option is forfeited, the shares not purchased under such option will revert to and again become available for issuance under the Plan. Our common stock subject to the Plan shall be and remain unissued shares.

Eligibility

Incentive stock options may be granted only to our employees and those of our subsidiaries. Nonstatutory stock options may be granted to our organizers, directors, employees and consultants and those of our subsidiaries.

No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns (or is deemed to own under the Code) stock constituting more than 10% of the total combined voting power of all classes of stock of the Company or any of its affiliates unless the exercise price of such option is at least 110% of the fair market value of such stock at the date of grant and the option is not exercisable after the expiration of five years from the date of the grant.

Term and Termination

No option will be exercisable after the expiration of 10 years from the date it was granted. Generally, in the event an optionee’s continuous status as an employee or director is terminated, the optionee or the optionee’s representative, as the case may be, may exercise the options (to the extent that the optionee was entitled to exercise such options at the time of termination) but only within such period of time ending on, with respect to directors, the expiration of the term of the option as set forth in the stock option agreement, and with respect to employees, the earlier of (i) the expiration of the term of the option as set forth in the stock option agreement or (ii) the date three (3) months following the termination of the employee’s continuous status as an employee. However, Organizer Options will not be subject to termination as a result of termination of service as a director or employee. See “-Provisions of Organizer Options,” below.

Exercise Price

The exercise price of each stock option will not be less than 100% of the fair market value of our common stock on the date of grant. The purchase price of our common stock acquired pursuant to the exercise of a stock option must be paid in cash at the time of exercise.

Transferability

A stock option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the person to whom the stock option is granted only by such person. An optionee may designate a beneficiary who may exercise the optionee’s option after the death of the optionee.

Vesting

The total number of shares of stock subject to an option shall be allotted in periodic installments, which may but need not be equal. Each stock option agreement shall provide that, from time to time during each of such installment periods, the option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period. The stock option agreement may provide that an option shall vest annually, quarterly, monthly or on any other basis as determined by our board of directors. An option granted during the first three years from the date the Bank opens for business shall vest no more quickly than ratably from the date of grant through the third anniversary of the date of grant, other than Organizer Options granted to persons who are not directors or executive officers of the Bank. For the specific vesting terms of certain options, see “– Provisions of Organizer Options,” “– Provisions of Director Options,” and “– Provisions of Officer Options,” below.

Adjustments upon Change in Stock

If any change is made in our common stock subject to the Plan or any option (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidation dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the classes and maximum number of shares subject to the Plan and the price per share of our common stock subject to outstanding options will be appropriately adjusted.

The “Change in Control” provisions of the Plan apply only after the Bank has been open for business for three years. In the event of a “Change in Control” all outstanding options under the Plan shall immediately become 100% vested (including shares as to which the option would not otherwise be exercisable or vested) and our board of directors shall notify all participants that their outstanding options shall be fully exercisable for a period of three months (or such other period of time not exceeding six months as is determined by our board of directors at the time of the grant) from the date of such notice, and any unexercised options shall terminate upon the expiration of such period. For purposes of the Plan, “Change in Control” means (i) our shareholders approve a merger or consolidation of the Company with any other entity such that after the transaction more than 50% of the outstanding voting securities of the surviving entity would be beneficially owned by persons who did not beneficially own voting securities of the Company prior to the transaction, (ii) individuals who were members of our board of directors immediately prior to a meeting of our shareholders which meeting involves a contest for the election of at least one directorship, do not constitute at least a majority of our board of directors following such meeting or election, (iii) an acquisition, directly or indirectly, of more than 50% of the outstanding shares of any class of voting securities of the Company by any person or entity, (iv) our shareholders approve a sale of all or substantially all of the assets of the Bank or the liquidation of the Company, or (v) there is a change, during any period of two consecutive years or less of a majority of our board of directors as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.

Summary of Initial Stock Option Grants

The following table summarizes the initial stock option grants to organizers, directors and executive officers that we contemplate under the Plan. We expect that other grants may be required in order to attract and retain additional personnel, but not to any of the individuals listed in the table:

Anticipated Stock Option Allocation

Option Holder	Seed Money Provided $	Expected Share Purchase $/#	Organizer Options #	Director Options #	Officer Options # (at minimum offering)	Officer Options # (at maximum offering)
Director/Organizers
Garry D. Barnes	$0	$10,000/1,000	0	0	48,570	61,695
Harold K. Brown (1)	$25,000	$25,000/2,500	1,250	3,750	0	0
Alex C. Carolino (1)	$325,000	$625,000/62,500	16,250	78,750	0	0
Crisostomo B. Garcia (2)	$30,000	$30,000/3,000	1,500	4,500	0	0
Nicholas E. Inzunza	$0	$50,000/5,000	0	5,000	0	0
Teresita L. Paje (1)	$33,820	$66,180/6,618	1,691	8,309	0	0
Edward F. Plant (2)	$0	$150,000/15,000	0	15,000	0	0
Ditas D. Yamane (1)	$50,000	$100,000/10,000	2,500	12,500	0	0
Robert Yee (1)	$50,000	$50,000/5,000	2,500	7,500	0	0
Organizers (non-Director)
Thani Adem	$70,880	$0/0	7,088	0	0	0
Rodel Agpaoa (1)	$50,000	$0/0	5,000	0	0	0
Honesto Aguinaldo (1)	$50,000	$0/0	5,000	0	0	0
Isaias D. Aguinaldo, Jr. (1)	$75,000	$0/0	7,500	0	0	0
Alfredo B. Biteng, Jr. (1)	$100,000	$0/0	10,000	0	0	0
Joseph G. Coit	$29,410	$0/0	2,941	0	0	0
Audie de Castro (2)	$25,000	$0/0	2,500	0	0	0
Debra Garcia (2)	$72,060	$2,940/294	7,206	0	0	0
Ramon Q. Garcia (2)	$33,820	$0/0	3,382	0	0	0
Filomena Guevarra	$30,000	$0/0	3,000	0	0	0
Erwin Martinez (1)	$90,000	$0/0	9,000	0	0	0
Willie D. Racelis (1)	$25,000	$0/0	2,500	0	0	0
Jack Wang (1)	$25,000	$0/0	2,500	0	0	0
Executive Officers (non-Director non- Organizer)
Kirk S. Colburn					32,380	41,130
Chris J. Renko					32,380	41,130
Totals	$1,189,990	$1,109,120/110,912
Guarantor Options ($1.0 million Line of Credit)			50,000	50,000
Total Stock Option Grants			143,308	185,309	113,330	143,955

(1)	The shares purchased by the named individual will be owned jointly or as community property by the named individual and his or her spouse.

(2)	The shares purchased by the named individual will be owned and held in a trust.

Provisions of Organizer Options

We expect to grant nonstatutory options to our organizers to purchase up to 93,308 shares of our common stock. See “Management – Remuneration of Organizers, Directors and Certain Officers – Organizers,” above. These grants are to reward our organizers for their having provided seed money and other support during the organizational phase of the Company and Bank as well as to incentivize them to contribute further to our success and to compensate them for advisory services to be provided after the Bank opens. The Organizer Options will have stated terms of 10 years and shall not be subject to forfeiture due to loss of employment or termination of service as a director or executive officer. The exercise price will be $10 per share, reflecting the price to be paid by subscribers in this offering. Such options granted to persons who are not directors or officers of the Company will be vested upon issuance; those granted to directors and officers of the Company will vest over three years as other options granted under the Plan vest.

Provisions of Director Options

We expect to grant nonstatutory stock options to our directors, in the form of Director Options as described under “Management – Remuneration of Organizers, Directors and Certain Officers – Directors,” above, to purchase 135,309 shares of our common stock. These grants are to incentivize our directors to contribute further to our success. The Director Options will have stated terms of 10 years, vest at the rate of one-third per year over three years, not be transferable, and, to the extent vested on the date of termination of service as a director, not be subject to forfeiture (although vesting would cease as of such termination). The exercise price will be $10 per share, reflecting the price to be paid by subscribers in this offering.

Provisions of Officer Options

We expect to grant incentive stock options to our officers, in the form of Officer Options as described under “Management – Remuneration of Organizers, Directors and Certain Officers – Officers and Others,” above, to purchase up to 113,330 (in the event of the minimum offering) to 143,955 (in the event of the maximum offering) shares of our common stock. These grants are to incentivize our officers to contribute further to our success. Officer Options to purchase up to 48,570, 32,380, and 32,380 shares will be granted to our President and Chief Executive Officer, Chief Financial Officer and Chief Credit Officer, respectively, in the event of the minimum offering and 61,695, 41,130, and 41,130, respectively, in the event of the maximum offering. The Officer Options will have stated terms of 10 years, vest at the rate of one-third per year over three years, not be transferable, and shall be subject to forfeiture three months after termination of employment or service as a director (if an officer is serving as a director and continues such service after termination of employment as an officer his options will not be forfeited). The exercise price will be $10 per share, reflecting the price to be paid by subscribers in this offering.

Amendment of the Plan

Our board of directors at any time, and from time to time, may amend the Plan or some or all of the options outstanding thereunder. However, no such amendment will be effective unless approved by our shareholders if shareholder approval is required in order for the Plan to satisfy the requirements of Section 422 of the Code, or to comply with the requirements of Rule 16b-3 under the Exchange Act or to comply with any Nasdaq or other stock exchange listing requirements. No amendment may be adopted that would cause the Plan not to be in compliance with applicable bank regulatory guidelines without the prior consent or acquiescence of the appropriate bank regulatory authority. Our board of directors may in its sole discretion submit any amendment to the Plan for shareholder approval. In amending the terms of any options, the rights and obligations under such options may not be impaired unless we obtain the written consent of the optionee to such amendment.

Termination or Suspension of the Plan

Our board of directors may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the date that is 10 years after the earlier of its adoption by our board of directors or its approval by our shareholders. No options may be granted under the Plan while the Plan is suspended or after it is terminated. However, options granted before the Plan is suspended or terminated remain exercisable for their term, even if the Plan is suspended or terminated during their term.

Certain Federal Income Tax Information With Respect to Options

Incentive Stock Options. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee’s alternative minimum tax liability, if any.

If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 15% for property held more than 12 months, while the maximum ordinary income rate is effectively 35% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. Nonstatutory stock options granted under the Plan generally have the following federal income tax consequences:

There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, we are required to withhold payroll and income taxes from regular wages or supplemental wage payments in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the purchase price (to the extent not recognized as taxable income as described above). Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

INDEMNIFICATION

Section 317 (“Section 317”) of the California General Corporation Law grants to California corporations, including state-chartered banks such as the Bank, the power to indemnify directors, officers, employees and other agents against certain liabilities and expenses incurred in the performance of their duties. In addition, rights of indemnification provided by a bank’s articles of incorporation may go beyond those provided in Section 317.

With respect to all proceedings other than shareholder derivative actions, Section 317 permits a California state-chartered bank, such as the Bank, to indemnify any of its directors, officers, employees or other agents only if they acted in good faith and in a manner reasonably believed to be in the best interests of the bank and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct in question was unlawful. In the case of derivative actions, a California state-chartered bank may indemnify any of its directors, officers, employees or other agents only if they acted in good faith and in a manner believed to be in the best interests of the bank and its shareholders. Furthermore, in derivative actions, no indemnification is permitted under Section 317 with respect to (i) any matter in which the person to be indemnified has been held liable to the bank unless such indemnification is approved by the court; (ii) amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer, employee or other agent of a bank has been successful on the merits in defense of any proceeding for which Section 317 permits indemnification, such bank is obligated to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

Our Articles of Incorporation grant us the power to indemnify our directors, officers, employees and other agents through agreements, bylaw provisions and votes of the shareholders or disinterested directors in excess of the indemnification otherwise permitted by Section 317, subject to applicable statutory prohibitions upon indemnification. Our Bylaws further provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

The Company has entered into indemnification agreements with certain of its directors and officers which provide that the Company will indemnify each of them to the fullest extent permitted by law against all expenses, judgments, fines, penalties and amounts paid in settlement in connection with the investigation, preparation, defense or appeal of any third party claim to which such party was or is a party or other participant in because of his/her role as a director, officer or other agent of the Company, and which may be indemnified under applicable California law. With respect to proceedings by or in the right of the Company, the Company will indemnify each of them against all expenses and amounts paid in settlement. The Bank has entered into similar indemnification agreements with each of the Bank’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Sarbanes-Oxley Act and is therefore unenforceable.

CERTAIN LEGAL MATTERS

The legality of our common stock has been passed upon for us by Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway, Suite 2600, San Diego, CA 92101. Luce, Forward, Hamilton & Scripps LLP has consented to the references to their opinion in this prospectus.

EXPERTS

The financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006 included in this prospectus and registration statement have been so included in reliance on the report of Vavrinek, Trine, Day & Co., LLP, an independent registered pubic accounting firm, as set forth in their report appearing herein and has been so included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

Vavrinek, Trine, Day & Co., LLP has consented to the use of its name and statements with respect to it appearing in this prospectus.

AVAILABLE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the common stock offered in this prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of this material from the Securities and Exchange Commission at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for this website is www.sec.gov. Upon the effectiveness of the registration statement of which this prospectus is a part, we will be required to file reports electronically with the Securities and Exchange Commission as required by Section 15(d) of the Exchange Act of 1934, as amended.

VAVRINEK, TRINE, DAY & CO., LLP Certified Public Accountants & Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of

Gateway Pacific Bancorp (In Organization)

We have audited the balance sheets of Gateway Pacific Bancorp (In Organization) (the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, cash flows and changes in shareholders’ deficit for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gateway Pacific Bancorp (In Organization) as of December 31, 2007 and 2006, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Laguna Hills, California

May 7, 2008

25231 Paseo De Alicia, Suite 100 Laguna Hills, CA 92653 Tel: 949.768.0833 Fax: 949.768.8408 www.vtdcpa.com

FRESNO      —      LAGUNA HILLS      —      PALO ALTO      —      PLEASANTON      —      RANCHO CUCAMONGA

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS
Cash and Cash Equivalents	$417,650	$730,635
Prepaids and Other Assets	908	—

	$418,558	$730,635

LIABILITIES AND SHAREHOLDERS’ DEFICIT
LIABILITIES
Accounts Payable and Accrued Expenses	$2,809	$15,214
Due to Organizers	1,214,990	1,214,990

TOTAL LIABILITIES	1,217,799	1,230,204

COMMITMENTS	—	—
SHAREHOLDERS’ DEFICIT
Common Stock, no par value; 10,000,000 shares Authorized; None Issued and Outstanding	—	—
Deficit Accumulated During the Organizational Period	(799,241)	(499,569)

TOTAL SHAREHOLDERS’ DEFICIT	(799,241)	(499,569)

	$418,558	$730,635

The accompanying notes are an integral part of these financial statements.

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

STATEMENT OF OPERATIONS

For the Years Ended December 31, 2007 and 2006

	2007	2006
INCOME
Interest Income	$26,228	$33,679
ORGANIZATIONAL EXPENSES
Consulting Fees	287,600	187,995
Rent and Other Occupancy Expense	171	440
Legal and Professional	22,075	90,075
Application and Filing Fees	5,000	250
Other Expenses	6,149	9,109

	320,995	287,869

LOSS BEFORE INCOME TAXES	(294,767)	(254,190)
Income Taxes	4,905	8,029

NET LOSS	$(299,672)	$(262,219)

The accompanying notes are an integral part of these financial statements.

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

STATEMENT OF SHAREHOLDERS’ DEFICIT

For the Years Ended December 31, 2007 and 2006

	Common Stock		Deficit Accumulated During Organizational Period
	Number of Shares	Amount		Total
BALANCE AT JANUARY 1, 2006	—	$—	$(237,350)	$(237,350)
Net Loss			(262,219)	$(262,219)

BALANCE AT DECEMBER 31, 2006	—	—	(499,569)	(499,569)
Net Loss			(299,672)	(299,672)

BALANCE AT DECEMBER 31, 2007	—	$—	$(799,241)	$(799,241)

The accompanying notes are an integral part of these financial statements.

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(299,672)	$(262,219)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Increase in Prepaids and Other Assets	(908)	—
Change in Accounts Payable and Accrued Expenses	(12,405)	10,995

NET CASH USED IN OPERATING ACTIVITIES	(312,985)	(251,224)

CASH FLOWS FROM INVESTING ACTIVITIES
No Investing Activities	—	—

NET CASH USED BY INVESTING ACTIVITIES	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from Organizers	—	25,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	25,000

NET DECREASE IN CASH AND CASH EQUIVALENTS	(312,985)	(226,224)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	730,635	956,859

CASH AND CASH EQUIVALENTS AT END OF YEAR	$417,650	$730,635

The accompanying notes are an integral part of these financial statements.

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Organizational Period Operations

Gateway Pacific Bancorp (In Organization) (the “Company”) was recently formed for the purpose of owning all of the stock of Gateway Pacific Bank. As part of its organizational activities, the Company has filed an application with the Federal Reserve to become a bank holding company under the “Bank Holding Company Act of 1956, as amended.” Operations since incorporating consisted of securing a management team, developing a strategic plan, filing applications with the California Department of Financial Institutions and Federal Deposit Insurance Corporation, and preparing the necessary forms and documents to raise capital. It is the Company’s intention to sell a minimum of 1,500,000 shares of common stock at $10 per share in order to capitalize its proposed subsidiary, Gateway Pacific Bank (the “Bank”).

The Bank received approval from the Commissioner of the California Department of Financial Institutions (“DFI”) to organize a commercial bank under the laws of the State of California on April 4, 2008, subject to certain conditions. Among other conditions, the Bank must be capitalized with at least $15,000,000 by the Company. The Bank has not yet received preliminary approval from the Federal Deposit Insurance Corporation (“FDIC”) for deposit insurance.

The Company’s ability to operate as a going concern could be negatively impacted in the event regulatory approvals are delayed or not obtained or in the event the Company is unable to raise the required capital in a timely manner.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks. The Company maintains amounts in banks, which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

Disclosure About Fair Value of Financial Instruments

In December 1996, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 126, “Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities,” an amendment of SFAS No. 107. SFAS No. 126 is effective for fiscal years ending after December 15, 1996. In accordance with SFAS No. 126, the Company is exempt from the disclosure requirements of SFAS No. 107 and has therefore elected not to disclose fair value information for financial instruments.

Stock-Based Compensation

The Company has adopted SFAS No. 123(R) “Shared-Based Payment.” This Statement generally requires entities to recognize the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period.

Comprehensive Income

The Company has adopted Statement of SFAS No. 130, “Reporting Comprehensive Income,” which requires the disclosure of comprehensive income and its components. For the years ending December 31, 2007 and 2006, net loss is the only component of comprehensive income for the Company.

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

New Proposed Accounting Pronouncements

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”, effective for the Company January 1, 2008. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement establishes a fair value hierarchy that distinguishes between valuations obtained from sources independent of the entity and those from the entity’s own observable inputs that are not corroborated by observable market data. SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure fair value, and for recurring fair value measurements using significant unobservable inputs, the effect of the measurements on earnings or changes in net assets for the period. The Company is currently assessing the impact of this guidance on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale or trading securities. For financial instruments elected to be accounted for at fair value, an entity will report the unrealized gains and losses in earnings. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact of this guidance on its financial statements.

In September 2006, the FASB ratified the FASB’s Emerging Issues Task Force (or “EITF”) consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” and in March 2007 the FASB ratified EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements.” The EITF’s consensus on both of these issues focuses on the accounting for arrangements in which a company has agreed to share a portion of the value of the insurance policy with the employee. These arrangements are referred to as “split-dollar” arrangements. Entities with split-dollar life insurance policies will have to accrue, for years beginning after December 15, 2007, liabilities and associated expense for those insurance benefits under the same rules that apply when such benefits are provided by means other than life insurance. The provisions of the consensus would be applied through a cumulative effect adjustment to retained earnings with the option of retrospective application. The Company does not expect the implementation of this standard to have a material effect on its financial statements.

NOTE B - DUE TO ORGANIZERS

The Company has received advances from its organizers. The organizers and the Company intend to repay these advances through the issuance of common stock.

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE C - STOCK-BASED COMPENSATION

The Company intends to have a stock option plan adopted for its officers, directors and employees subject to approval by its shareholders, the DFI and the FDIC. Under the proposed plan, the Company may grant options covering up to 30% of the shares outstanding at the close of the offering. All options must be granted at an exercise price of not less than 100% of the fair market value of the shares at the date of grant with vesting periods up to five years and an exercise period of not longer than ten years.

NOTE D - INCOME TAXES

The Company incurred and paid income tax expense in 2007 and 2006 on its interest income. The organizational expenses incurred in these years were not currently deductible for income tax purposes but instead will be capitalized and amortized as startup and organizational expenses over a fifteen-year period once the company begins operations.

Portions of the taxes paid for 2007 and 2006 are recoverable should the Company begin operations timely, however, no recognition of those benefits have been recorded due to potential delays in obtaining regulatory approval and raising the required capital.

No tax benefit related to the organizational expenses incurred by the Company has been recognized as realization of that benefit is dependent on future taxable income. As of December 31, 2007, the amount of deferred taxes related to startup and organizational expenses was approximately $351,000 and was fully offset by a valuation allowance of the same amount.

NOTE E - COMMITMENTS

Lease Commitments

The directors previously identified a property located in National City, California that certain of them would purchase and lease to the Bank on fair market terms to be used as the Bank’s proposed main office. The proposed lease calls for monthly rents of $14,500, annual cost of living increases and the Bank will also be responsible for its pro rata share of common area expenses and property taxes. However, that property is not available at this time and the Bank is actively searching for a comparable property.

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

Management Agreements

The Company has entered into three-year employment agreements with certain executive officers that state that in the event the Company terminates employment without cause or upon a change in control of the Company, the Company may be liable for salaries ranging from 50% to 100% of a base amount as defined in the agreement. The agreements will commence when the Bank opens for business. The agreements also state that the executive officers will be eligible to participate in any executive incentive bonus plan, stock-options grants and all other benefit programs adopted by the Bank.

Capital Offering Management Services Commitment

The Company has an agreement with a consulting firm to assist in the design and implementation of a marketing campaign for its proposed capital offering. The agreement requires a marketing fee of $125,000 to be paid 30 days within the Bank’s opening. At December 31, 2007, these costs have not yet been incurred.

Data Network Technology Platform Services Agreement Commitment

The Company has an agreement with a vendor to design, implement, and manage the Bank’s data network technology platform. The services under the agreement are valued at approximately $90,000. In the event the Company is unsuccessful in the capitalization of the Bank, costs may be incurred up to $45,000 for services provided through the cessation date as described in the agreement. At December 31, 2007, these costs have not yet been incurred.

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

BALANCE SHEET (UNAUDITED)

March 31, 2008

2008
ASSETS
Cash and Cash Equivalents	$253,363
Prepaids and Other Assets	2,658

$256,021

LIABILITIES AND SHAREHOLDERS’ DEFICIT
LIABILITIES
Accounts Payable and Accrued Expenses	$—
Due to Organizers	1,214,990

TOTAL LIABILITIES	1,214,990

COMMITMENTS	—
SHAREHOLDERS’ DEFICIT
Common Stock, no par value; 10,000,000 shares Authorized; None Issued and Outstanding	—
Deficit Accumulated During the Organizational Period	(958,969)

TOTAL SHAREHOLDERS’ DEFICIT	(958,969)

$256,021

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

STATEMENT OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2008 and 2007

	2008	2007
INCOME
Interest Income	$2,831	$8,409
ORGANIZATIONAL EXPENSES
Consulting Fees	131,023	48,187
Rent and Other Occupancy Expense	879	80
Legal and Professional	25,031	—
Application and Filing Fees	—	—
Other Expenses	5,626	3,199

	162,559	51,466

LOSS BEFORE INCOME TAXES	(159,728)	(43,057)
Income Taxes	—

NET LOSS	$(159,728)	$(43,057)

GATEWAY PACIFIC BANCORP (IN ORGANIZATION)

STATEMENT OF CASH FLOWS (UNAUDITED)

For the Three Months Ended March 31, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(159,728)	$(43,057)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Increase in Prepaids and Other Assets	(1,750)	—
Change in Accounts Payable and Accrued Expenses	(2,809)	—

NET CASH USED IN OPERATING ACTIVITIES	(164,287)	(43,057)

CASH FLOWS FROM INVESTING ACTIVITIES
No Investing Activities	—	—

NET CASH USED BY INVESTING ACTIVITIES	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
No Financing Activities	—	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(164,287)	(43,057)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	417,650	730,635

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$253,363	$687,578

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are our expenses related to our initial public offering:

Impound Fees	$9,100.00	*
Securities and Exchange Commission Registration Fee	$761.44
Blue Sky Qualification Fees and Expenses	$2,500.00	*
Legal Fees	$65,000.00	*
Accounting Fees	$10,000.00	*
Printing and Engraving	$21,500.00	*
Transfer Agent	$8,000.00	*
Marketing Fees	$155,000.00	*
Miscellaneous	$5,000.00	*
TOTAL	$276,861.44	*

*	Estimated

Item 14.	Indemnification of Directors and Officers.

The articles of incorporation of Gateway Pacific Bancorp (the “Company”) authorize the Company to indemnify its agents to the fullest extent permissible under California law.

Furthermore, the bylaws of the Company authorize the Company to indemnify its agents by bylaw provisions, agreements with its agents, vote of the shareholders or disinterested directors, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code (the “Corporations Code”). The Company’s bylaws further provide that the liability of the Company’s directors for monetary damages shall be eliminated to the fullest extent permissible under California law. The Company entered into indemnification agreements with its executive officers and directors as permitted by the Company’s articles of incorporation and bylaws, and applicable laws. Additionally, the Company’s bylaws also provide that the Company shall have the power to purchase and maintain insurance covering its agents as set forth in Section 317 of the Corporations Code.

Under Section 317 of the Corporations Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

The Company has entered into indemnification agreements with certain of its directors and officers which provide that the Company will indemnify each of them to the fullest extent permitted by law against all expenses, judgments, fines, penalties and amounts paid in settlement in connection with the investigation, preparation, defense or appeal of any third party claim to which such party was or is a party or other participant in because of his/her role as a director, officer or other agent of the Company, and which may be indemnified under applicable California law. With respect to proceedings by or in the right of the Company, the Company will indemnify each of them against all expenses and amounts paid in settlement. Gateway Pacific Bank (in organization) (the “Bank”) also has entered into indemnification agreements with certain of its directors and officers with terms substantially similar to those in the indemnification agreement with the Company.

Item 15.	Recent Sales of Unregistered Securities.

From 2005 through 2008, the 19 organizers (six of whom are directors) of the Company advanced $1,189,990 to the Company for pre-opening expenses related to the organization of a new bank and the Company. On or about July 10, 2008, prior to the filing of this registration statement, the Company offered each of the organizers shares of the Company’s common stock at a price of $10.00 per share in exchange for the organizers’ relinquishing their rights to the advances. All of the organizers accepted this offer by July 10, 2008 and at that time an aggregate of 118,999 shares of the Company’s common stock were issued to them for aggregate proceeds of $1,189,990. There were no underwriting discounts, fees or commissions paid in connection with this transaction.

The sales were made to persons who had access to the kind of information which registration would disclose and who did not purchase the shares for resale to the public. Also, these sales were made solely for the purpose of financing the pre-opening expenses related to the organization of the Bank and the Company. Accordingly, these sales constituted transactions by the issuer not involving a public offering, separate and apart from this offering, which were exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits (filed herewith unless otherwise noted). Those exhibits marked with a (*) refer to exhibits that will be filed with the pre-effective amendment to this registration statement.

Exhibit No.	Exhibits

3.1	Articles of Incorporation of Gateway Pacific Bancorp (and Amendment to Articles of Incorporation).

3.2	Bylaws of Gateway Pacific Bancorp.

4.1	Specimen form of Certificate for Gateway Pacific Bancorp.

4.2	2008 Stock Option Plan of Gateway Pacific Bancorp.

5.1	Opinion of Luce, Forward, Hamilton & Scripps LLP regarding the legality of the securities being registered.*

10.1	Consulting Agreement dated April 17, 2008, by and between Seapower Carpenter Capital, Inc. and Gateway Pacific Bancorp (formerly Venture One Holdings, Inc.).

10.2	Executive Employment Agreement dated May 9, 2008, by and between Gateway Pacific Bank (in organization) and Garry Barnes.*

10.3	Executive Employment Agreement dated May 9, 2008, by and between Gateway Pacific Bank (in organization) and Kirk Colburn.

10.4	Executive Employment Agreement dated May 9, 2008, by and between Gateway Pacific Bank (in organization) and Chris Renko.

10.5	Consulting Agreement dated November 20, 2006, by and between Gateway Pacific Bancorp (formerly Venture One Holdings, Inc.) and Garry Barnes.*

10.6	Consulting Agreement dated October 11, 2007, by and between Gateway Pacific Bancorp (formerly Venture One Holdings, Inc.) and Kirk Colburn.

10.7	Consulting Agreement dated October 1, 2007, by and between Gateway Pacific Bancorp (formerly Venture One Holdings, Inc.) and Chris Renko.*

10.8	Form of Indemnification Agreement by and between Gateway Pacific Bancorp and its directors and officers and Schedule identifying parties thereto.

10.9	Form of Indemnification Agreement by and between Gateway Pacific Bank and its directors and officers and Schedule identifying parties thereto.

21.1	Subsidiaries of Registrant.

23.1	Consent of Luce, Forward, Hamilton & Scripps LLC included in exhibit 5.1.*

23.2	Consent of Vavrinek, Trine, Day & Co., LLP.

24.1	Power of Attorney (included in signature page of this Registration Statement).

99.1	Form of Subscription Agreement.

(b) Financial Statement Schedules. No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on July 23, 2008.

GATEWAY PACIFIC BANCORP

By:	/s/ GARRY D. BARNES
Garry D. Barnes, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Garry D. Barnes and Alex C. Carolino, Sr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ GARRY D. BARNES Garry D. Barnes	President, Chief Executive Officer and Director (principal executive officer)	07/07/08

/S/ HAROLD K. BROWN Harold K. Brown	Director	07/07/08

/S/ ALEX C. CAROLINO Alex C. Carolino	Chairman, Director	07/07/08

/S/ KIRK S. COLBURN Kirk S. Colburn	Chief Financial Officer (principal financial officer and principal accounting officer)	07/07/08

/S/ CRISOSTOMO B. GARCIA Crisostomo B. Garcia	Director	07/07/08

Nicholas E. Inzunza	Director

/S/ TERESITA L. PAJE Teresita L. Paje	Director	07/07/08

Edward F. Plant	Director

/S/ DITAS D. YAMANE Ditas D. Yamane	Director	07/07/08

/S/ ROBERT YEE Robert Yee	Director	07/07/08

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